UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Teleflex Incorporated

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550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

Notice of Annual Meeting of Stockholders

To Be Held on May 1, 2020

March 27, 2020

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

The annual meeting of stockholders (the “Annual Meeting”) of Teleflex Incorporated will be held on Friday, May 1, 2020 at 11:00 a.m., local time, at the Company’s headquarters, located at 550 East Swedesford Road, Wayne, Pennsylvania 19087, for the following purposes:

1. To elect three directors to serve on our Board of Directors for a term of three years and until their successors have been duly elected and qualified;

2. To vote upon a proposal to approve, on an advisory basis, the compensation of our named executive officers;

3. To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020; and

4. To transact such other business as may properly come before the meeting.

Our Board of Directors has fixed Monday, March 2, 2020 as the record date for the Annual Meeting. This means that owners of our common stock at the close of business on that date are entitled to receive notice of, and to vote at, the Annual Meeting.

As part of our precautions regarding the coronavirus (COVID-19), we are sensitive to the public health and travel concerns that our stockholders may have, as well as any protocols that federal, state and local governments may impose. In the event it is not possible or advisable for stockholders to attend the Annual Meeting in person, we will announce in advance via press release alternative arrangements for the meeting, which may include holding the Annual Meeting solely by means of remote communication. The press release, which will include details on how to access the meeting, will be posted on our website and filed with the SEC as additional proxy materials. If you are planning to participate in the Annual Meeting, please check our website prior to the meeting date. As always, you are encouraged to vote your shares prior to the Annual Meeting.

Stockholders are requested to date, sign and return the enclosed proxy card in the enclosed envelope. No postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-690-6903, or via the internet at www.proxyvote.com.

By Order of the Board of Directors,

James J. Leyden, Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

TELEFLEX INCORPORATED

550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Teleflex Incorporated (the “Company” or “Teleflex”) for use at the Company’s annual meeting of stockholders (the “Annual Meeting”) to be held on Friday, May 1, 2020 at 11:00 a.m., local time, at the Company’s headquarters, located at 550 East Swedesford Road, Wayne, Pennsylvania 19087. The proxies may also be voted at any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on March 2, 2020, the record date for the meeting, are entitled to vote. Each stockholder of record on the record date is entitled to one vote for each share of common stock held. On the record date, the Company had 46,370,724 shares of common stock outstanding.

This proxy statement and the enclosed form of proxy are being mailed to stockholders on or about March 27, 2020. A copy of the Company’s 2019 Annual Report is provided with this proxy statement.

The Company will pay the cost of solicitation of proxies. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company reimburses banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of the Company’s common stock.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 1, 2020

This proxy statement, the accompanying Notice of Annual Meeting, proxy card and our 2019 Annual Report are available at http://www.teleflex.com/ProxyMaterials.

QUESTIONS AND ANSWERS

1.	What is a “proxy”?

It is your way of legally designating another person to vote for you. That other person is called a “proxy.” If you designate another person as your proxy in writing, the written document is called a “proxy” or “proxy card.”

2.	What is a “proxy statement”?

It is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting. The proxy statement also includes other information required by SEC regulations.

3.	What is a “quorum”?

A quorum is the minimum number of stockholders who must be present at the Annual Meeting or voting by proxy to conduct business at the meeting. A majority of the outstanding shares of our common stock, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

4.	How many votes are required to elect director nominees and approve the proposals?

To be elected at the meeting, a director nominee must receive the affirmative vote of a majority of the votes cast. For this purpose, a majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. Abstentions and “broker non-votes” will have no effect on the vote.

Approval of each of the other proposals requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Accordingly, abstentions have the same effect as votes against a proposal, while broker non-votes will not be included in the vote count and will have no effect on the vote.

5.	What is a “broker non-vote”?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Under New York Stock Exchange rules, brokers are not permitted to vote on the election of directors or the advisory vote on executive compensation; therefore, if your shares are held by a broker, you must provide voting instructions if you want your broker to vote on these matters. Your broker or its designee should provide you with a voting instruction form for this purpose.

6.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record, or a “record holder,” with respect to those shares, and you may submit a proxy card and vote those shares in the manner described in this proxy statement.

Most of our stockholders hold their shares as a beneficial owner through a broker, bank or other nominee rather than directly in their own name. If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares. As the beneficial owner, you generally have the right to direct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee should provide you with a voting instruction form that you use to give instructions as to how your shares are to be voted.

7.	How do I vote?

If you were a record holder on the record date, you may vote through any of the following methods:

•	attend the Annual Meeting in person and submit a ballot,
•	sign and date each proxy card you receive and return it in the prepaid envelope included in your proxy package,
•	vote by telephone by calling 1-800-690-6903 or
•	vote via the internet at www.proxyvote.com.

The shares represented by a proxy will be voted in accordance with the instructions you provide on the proxy card or that you submit via telephone or the internet, unless the proxy is revoked before it is exercised. Any proxy card which is signed and returned but does not indicate voting instructions will be treated as authorizing a vote FOR the election of the director nominees described in this proxy statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers and FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020.

If you were a beneficial owner of shares at the close of business on the record date, you may vote your shares by providing instructions to your broker, bank or other nominee. Your broker, bank or other nominee should provide a voting instruction form that you can use to give instructions as to how your shares are to be voted; please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.

8.	What should I do if I receive more than one proxy card?

If you hold shares registered in more than one account, you may receive more than one copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card that you receive or, if you submit a proxy by telephone or the internet, submit one proxy for each proxy card you receive.

9.	How can I revoke my proxy?

You may revoke your proxy at any time before the proxy is exercised by delivering a signed statement indicating your revocation to our Corporate Secretary at our principal executive offices at 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087 at or prior to the Annual Meeting. Alternatively, you may revoke your proxy by timely executing and delivering, by internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. You also may revoke your proxy by attending the Annual Meeting in person and voting by ballot. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If your shares are held by a broker, bank or other nominee, contact that institution for instructions.

10.	What happens if a change to the Annual Meeting is necessary due to exigent circumstances?

As part of our precautions regarding the coronavirus (COVID-19), we are sensitive to the public health and travel concerns that our stockholders may have, as well as any protocols that federal, state and local governments may impose. In the event it is not possible or advisable for stockholders to attend our annual meeting in person, we will announce in advance via press release alternative arrangements for the meeting, which may include holding the Annual Meeting solely by means of remote communication. The press release, which will include details on how to access the meeting, will be posted on our website and filed with the SEC as additional proxy materials. If you are planning to participate in the Annual Meeting, please check our website prior to the meeting date. As always, you are encouraged to vote your shares prior to the Annual Meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of ten members divided into three classes, with one class being elected each year for a three-year term. Benson F. Smith, who is in the director class having a term that expires at the Annual Meeting, has reached the mandatory retirement age under our Corporate Governance Principles and will leave the Board upon the expiration of his term at the Annual Meeting. The Board extends its gratitude to Mr. Smith for his contributions to our company during his tenure on the Board. In connection with and effective upon Mr. Smith’s departure, our Board approved a decrease in the size of the Board from ten to nine directors.

At the Annual Meeting, three directors will be elected for terms expiring at our annual meeting of stockholders in 2023 and upon their successors being duly elected and qualified. The Board, upon the recommendation of the Nominating and Governance Committee, has nominated George Babich, Jr., Gretchen R. Haggerty and Liam J. Kelly for election to the Board for three-year terms. Messrs. Babich and Kelly and Ms. Haggerty are continuing directors who previously were elected by our stockholders. Our bylaws require that each class of our directors must be as nearly equal as possible. Therefore, Mr. Kelly, who currently is serving in the class having a term expiring in 2021, has been nominated to fill the seat in the class to be elected at the Annual Meeting created as a result of Mr. Smith’s retirement and will vacate his current seat following his election as a Director at the Annual Meeting.

Our bylaws generally require that, in order to be elected in an uncontested election of directors, a director nominee must receive a majority of the votes cast with respect to that director nominee’s election (for this purpose, a majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director will continue to serve on the board of directors. However, under our Corporate Governance Principles, the Board will not nominate for election as a director any incumbent director unless the director has submitted in writing his or her irrevocable resignation, which would be effective if the director does not receive the required majority vote and the Board accepts the resignation. Generally, if an incumbent director does not receive the required majority vote, our Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether to take other action. The Board would act on the resignation, generally within 90 days from the date that the election results are certified. The Board’s decision and an explanation of any determination with respect to the director’s resignation will be disclosed promptly in a current report on Form 8-K filed with the SEC.

We seek to assemble a Board that operates cohesively and works with management in a constructive way so as to deliver long term stockholder value. In addition, the Board believes it operates best when its membership reflects a diverse range of experiences and areas of expertise. To this end, the Board seeks to identify candidates whose respective experience expands or complements the Board’s existing expertise in overseeing our company. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity and to have business, professional, academic, government or other experience which is relevant to our business and operations. In evaluating nominees for election to the Board, our Board and Nominating and Governance Committee consider diversity principally from the standpoint of differences in occupational experience, education, skills, race, gender and national origin. However, there is no set list of qualities or areas of expertise used by the Board in its analysis because it assesses the attributes each particular candidate could bring to the Board in light of the then-current composition of the Board. We believe our current directors possess valuable experience in a variety of areas, which enables them to guide Teleflex in the best interests of the stockholders. Information regarding each of our nominees and continuing directors is set forth below.

Nominees for election to the Board of Directors – Terms Expiring in 2023

George Babich, Jr.	-

Mr. Babich, 68, has been a director of Teleflex since 2005 and currently serves as Lead Director and as chair of the Compensation Committee. Mr. Babich retired in May 2016 after serving for three years as the President and Chief Executive Officer of Checkpoint Systems, Inc., a provider of retail security, labeling and merchandising systems and products. He served as interim President and Chief Executive Officer of Checkpoint from May 2012 to February 2013. Previously, Mr. Babich had been retired since 2005 after serving for nine years in various executive and senior level positions at The Pep Boys — Manny Moe & Jack, an automotive retail and service chain. Most recently, Mr. Babich served as President of Pep Boys from 2004 to 2005 and as President and Chief Financial Officer from 2002 to 2004. Prior to joining Pep Boys, Mr. Babich held various financial executive positions with Morgan, Lewis & Bockius LLP, The Franklin Mint, PepsiCo Inc. and Ford Motor Company.

Mr. Babich’s executive and senior management experience enables him to provide a wide range of perspectives on management, operations and strategic planning. In addition, his long experience as a financial executive enables him to assist the Board in addressing a variety of financial and budgeting matters.

Gretchen R. Haggerty	-

Ms. Haggerty, 64, has been a director of Teleflex since 2016 and currently serves as a member of the Audit Committee. Ms. Haggerty retired in August 2013 after a 37-year career with United States Steel Corporation, an integrated global steel producer, and its predecessor, USX Corporation, which, in addition to its steel production, also conducted energy operations, principally through Marathon Oil Corporation. From March 2003 until her retirement, she served as Executive Vice President & Chief Financial Officer and also served as Chairman of the U. S. Steel & Carnegie Pension Fund and its Investment Committee. Earlier, she served in various financial executive positions at U.S. Steel and USX, beginning in November 1991 when she became Vice President & Treasurer. Ms. Haggerty is currently a director of Johnson Controls International plc.

Ms. Haggerty’s background in executive management of a large, complex global corporation, as well as her experience gained through other public company directorships, enables her to share valuable perspectives with the Board on a wide range of financial and business matters. Her lengthy tenure as a financial executive renders her well-qualified to assist the Board with a variety of financial and budgeting matters, and in its oversight of our financial statements and internal controls.

Liam J. Kelly	-	Mr. Kelly, 53, has been a director of Teleflex since 2018. He became our President and Chief Executive Officer on January 1, 2018. From May 2016 to December 31, 2017, Mr. Kelly served as our President and Chief Operating Officer, and from April 2015 to April 2016, he served as our Executive Vice President and Chief Operating Officer. Mr. Kelly also served as our Executive Vice President and President, Americas from April 2014 to April 2015, and as our Executive Vice President and President, International from June 2012 to April 2014.

Earlier, he held several positions with regard to our EMEA segment, including President from June 2011 to June 2012, Executive Vice President from November 2009 to June 2011, and Vice President of Marketing from April 2009 to November 2009. Prior to joining Teleflex, Mr. Kelly held various senior level positions with Hill-Rom Holdings, Inc., a medical device company, from October 2002 to April 2009, serving as its Vice President of International Marketing and R&D from August 2006 to February 2009.

Mr. Kelly’s extensive experience in the medical device industry and intimate knowledge of our business enables him to provide meaningful perspectives regarding our operations, strategic planning and growth initiatives.

In the unlikely event that any nominee becomes unable or unwilling to stand for election, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

The following individuals currently serve as directors in the two other classes. Their terms will end at the Annual Meetings in 2021 and 2022, respectively. Biographical information regarding Mr. Kelly, who currently is in the class with a term that expires at the annual meeting in 2021, is set forth above under “Nominees for election to the Board of Directors.” As described above, Mr. Kelly will vacate his current seat following the election of Directors at the Annual Meeting.

Terms Expiring in 2021

Candace H. Duncan	-

Ms. Duncan, 66, has been a director of Teleflex since 2015 and currently serves as chair of the Audit Committee. Ms. Duncan retired in November 2013 after a 35-year career with KPMG LLP, a public accounting firm. From 2009 until her retirement, she was the managing partner of KPMG’s Washington, D.C. office and served on KPMG’s board of directors. Earlier, Ms. Duncan served in various capacities at KPMG, including managing partner for audit for the Mid-Atlantic area and audit partner in charge of KPMG’s Virginia business unit. Ms. Duncan is currently a director of Discover Financial Services.

Ms. Duncan’s extensive experience in public accounting enables her to provide helpful insights to the Board on financial matters. Her background renders her especially well-qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and our internal controls.

Stephen K. Klasko, M.D.	-

Dr. Klasko, 66, has been a director of Teleflex since 2008 and currently serves as a member of the Nominating and Governance Committee. Since June 2013, he has been the President and Chief Executive Officer of Thomas Jefferson University and Jefferson Health. From September 2004 to June 2013, Dr. Klasko served as Dean of the College of Medicine of the University of South Florida. From 2009 to June 2013, Dr. Klasko also served as the Chief Executive Officer of USF Health, which encompasses the University of South Florida’s colleges of medicine, nursing and public health. He was a Vice President of USF Health from 2004 to 2009. Dr. Klasko served as Dean of the College of Medicine of Drexel University from 2000 to 2004.

Dr. Klasko’s background in medicine and business enables him to provide valuable insights with regard to our strategic and growth initiatives. His background in medicine enables him to provide a unique and practical perspective regarding the application and marketing of our medical device products, as well as trends in global healthcare markets.

Stuart A. Randle	-

Mr. Randle, 60, has been a director of Teleflex since 2009 and currently serves as chair of the Nominating and Governance Committee and as a member of the Compensation Committee. Mr. Randle retired in December 2018 after serving for three years as the Chief Executive Officer of Ivenix, Inc., a medical device company that provides infusion delivery systems. Previously, Mr. Randle had been retired since September 2014 after serving for 10 years as President and Chief Executive Officer of GI Dynamics, Inc., a medical device company. From 2003 to 2004, he served as Interim Chief Executive Officer of Optobionics Corporation, a medical device company. From 2002 to 2003, Mr. Randle held the position of Entrepreneur in Residence of Advanced Technology Ventures, a healthcare and information technology venture capital firm. From 1998 to 2001, he was President and Chief Executive Officer of Act Medical, Inc. Prior to 1998, Mr. Randle held various senior management positions with Allegiance Healthcare Corporation and Baxter International Inc. Mr. Randle currently serves as a director of Beacon Roofing Supply, Inc.

Mr. Randle’s medical device company experience, coupled with past senior management positions at medical device companies, enables him to provide valuable insights regarding a variety of business, management and technical issues.

Terms Expiring in 2022

John C. Heinmiller	-

Mr. Heinmiller, 65, has been a director of Teleflex since 2019 and currently serves as a member of the Audit Committee. Prior to his retirement in January 2017, Mr. Heinmiller was Executive Vice President of St. Jude Medical, Inc. (“St. Jude Medical”), a global medical device company. During his 19-year career with St. Jude Medical, Mr. Heinmiller served in various executive and senior level positions, including Executive Vice President from August 2012 to January 2017; Executive Vice President and Chief Financial Officer from May 2004 to August 2012; Vice President, Finance and Chief Financial Officer from September 1998 to May 2004; and Vice President of Corporate Business Development from May 1998 to September 1998. Prior to joining St. Jude Medical, Mr. Heinmiller held senior management positions with and was a member of the board of directors of Daig Corporation, a medical device company, and LifeCore Biomedical, a medical technology company.

Mr. Heinmiller’s executive and senior management experience in the medical device industry will enable him to provide a wide range of perspectives on financial and business initiatives. In addition, his extensive experience as a financial executive renders him especially well qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and our internal controls.

Andrew A. Krakauer	-

Mr. Krakauer, 65, has been a director of Teleflex since 2018 and currently serves as a member of the Compensation Committee. Prior to his retirement in October 2016, Mr. Krakauer was Chief Executive Officer of Cantel Medical Corp. (“Cantel”), a provider of infection control products and services. During his 12 years at Cantel, Mr. Krakauer served in various executive and senior level positions, including Chief Executive Officer from November 2014 to July 2016; President and Chief Executive Officer from March 2009 to November 2014; President from April 2008 to March 2009; and Executive Vice President and Chief Operating Officer from August 2004 through April 2008. Mr. Krakauer also served as a member of Cantel’s board of directors from 2009 to 2016. Prior to joining Cantel, Mr. Krakauer was President of the Ohmeda Medical Division of Instrumentarium Corp. (which was acquired by General Electric Company in 2003), a provider of medical devices, from 1998 to 2004.

Mr. Krakauer’s executive and senior management experience in the medical device industry enables him to provide valuable insights regarding a wide range of business matters, including strategy, acquisitions, management, operations and growth initiatives.

Richard A. Packer	-	Mr. Packer, 62, has been a director of Teleflex since 2017 and currently serves as a member of the Nominating and Governance Committee. Since April 2016, Mr. Packer has served as a Primary Executive Officer of Asahi Kasei Corporation, a diversified manufacturing company, co-leader of Asahi Kasei’s healthcare business unit and non-executive Chairman of ZOLL Medical Corporation, a subsidiary of Asahi Kasei. (Prior to its acquisition by Asahi Kasei in April 2012, ZOLL was a public company.) Mr. Packer previously served in a number of capacities for ZOLL, including Chief Executive Officer from November 1999 to April 2016, Chairman from 1999 until November 2010 (as noted above, he again became Chairman in April 2016), Vice President of Operations from 1992 to 1996, and Chief Financial Officer and Head of North American Sales from 1995 to 1996. He has been a director of ZOLL since 1996. Prior to joining ZOLL, Mr. Packer held various positions with Whistler Corporation, a consumer electronics company, and PRTM/KPMG LLP, a consulting firm. Mr. Packer currently serves as a director of Bruker Corporation.

Mr. Packer’s executive and senior management experience in the medical device industry enables him to provide valuable insights regarding a wide range of business, management, operations and strategic planning matters.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, which include guidelines for the determination of director independence, the operation, structure and meetings of the Board and the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.teleflex.com. Also available on the Investors page are other corporate governance documents, including the Code of Ethics, the Code of Ethics for Chief Executive Officer and Senior Financial Officers and the charters of the Audit, Compensation and Nominating and Governance Committees. You may request these documents in print form by contacting us at Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. Any amendments to, or waivers of, the codes of ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar function and that relate to any element of the code of ethics definition enumerated in Item 406(b) of the SEC’s Regulation S-K will be disclosed on our website promptly following the date of such amendment or waiver.

Board Independence

The Board has affirmatively determined that George Babich, Jr., Candace H. Duncan, Gretchen R. Haggerty, John C. Heinmiller, Stephen K. Klasko, Andrew A. Krakauer, Richard A. Packer and Stuart A. Randle are independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”). All of the independent directors meet the categorical standards set forth in the Corporate Governance Principles described below, which were adopted by the Board to assist it in making determinations of independence. The Board has further determined that the members of the Audit, Compensation and Nominating and Governance Committees are independent within the meaning of the NYSE listing standards, and that the members of the Audit and Compensation Committees meet the additional independence requirements of the NYSE and the SEC applicable to audit committee and compensation committee members. In making its determination with respect to Dr. Klasko, the Board considered the Company’s sale of products to an entity for which he serves as chief executive officer, and in making its determination with regard to Mr. Heinmiller, the Board considered the Company’s sale of products to an entity for which he serves as a director. Based on its review, and after considering the amounts involved and the lack of Dr. Klasko’s or Mr. Heinmiller’s direct or indirect involvement in the respective transactions, the Board concluded that Dr. Klasko’s and Mr. Heinmiller’s relationships with the respective entities did not impair their independence.

To assist the Board in making independence determinations, the Board has adopted the following categorical standards that, if applicable, automatically would result in a determination that the director is not independent. The Board may determine that a director is not independent notwithstanding that none of the following categorical disqualifications apply. However, if any of the following categorical disqualifications apply to a director, he or she may not be considered independent:

•

A director who is an employee of our company, or whose immediate family member is an executive officer of our company, may not be considered independent until the expiration of three years after the end of such employment.

•

A director who has received, or who has an immediate family member (unless such immediate family member has ceased to be an immediate family member or has become incapacitated) that has been an executive officer of ours who, while an executive officer, has received more than $120,000 in direct compensation from us during any twelve-month period during the preceding three years, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by the director for former service as an interim Chairman or CEO may not be considered independent.

•

A director who is a current partner or is employed by, or whose immediate family member is a current partner of a firm that is our internal or external auditor, or is an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, may not be considered independent.

•

A director who was, or whose immediate family member was, during the immediately preceding three years, a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during that period may not be considered independent.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on such other company’s compensation committee may not be considered independent until the expiration of three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•

A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered independent until the expiration of the three years after such receipts or payments fall below such threshold or after such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

Lead Director

The Lead Director is an independent director of the Board whose duties and responsibilities include:

•	coordinating and developing the agenda for, and presiding over, executive sessions of the Board’s independent directors;

•

discussing with our directors any concerns our directors may have about our company and our performance, relaying those concerns, where appropriate, to the full Board, and consulting with our Chief Executive Officer regarding those concerns;

•	consulting with our senior executives as to any concerns they may have;

•	providing the Chairman of the Board with input as to the agendas for Board and Board committee meetings;

•	advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from our management to the Board;

•	interviewing, along with the Nominating and Governance Committee Chair, and making recommendations to the Nominating and Governance Committee and the Board concerning Board candidates; and

•

providing input to the members of the Compensation Committee regarding the Chief Executive Officer’s performance, and, along with the Compensation Committee Chair, meeting with the Chief Executive Officer to discuss the Board’s evaluation.

The Lead Director is appointed annually by the independent directors of the Board. The independent directors of the Board have the authority to modify the Lead Director’s duties and responsibilities, remove the Lead Director and appoint a successor. Mr. Babich currently serves as our Lead Director.

Board Leadership Structure

The Board’s goal is to achieve the best board leadership structure for effective oversight and management of our company. The Board believes there is no single, generally accepted approach to providing effective board leadership, and that the leadership structure of a board must be considered in the context of the individuals involved and the specific circumstances facing the company. Accordingly, what the Board determines to be the right board leadership structure for Teleflex may vary from time to time as circumstances warrant.

Mr. Smith, who currently serves as Chairman of our Board, will retire from the Board at the Annual Meeting. The Board has appointed Mr. Kelly to succeed Mr. Smith as Chairman, effective upon Mr. Smith’s departure. In making its decision to appoint Mr. Kelly as Chairman, our Board determined that, in his role as our President and Chief Executive Officer, Mr. Kelly is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Moreover, Mr. Kelly is able to effectively communicate Board strategy to the other members of management and efficiently implement Board directives.

Following the Annual Meeting, with the exception of Mr. Kelly, all of the directors on our Board will be independent, which facilitates the provision of independent oversight and input. Mr. Kelly is not a member of our principal Board committees, and the independent directors regularly meet in executive session outside the presence of management and under the leadership of our Lead Director, as discussed in more detail below under “Executive Sessions of Non-Management Directors.” The activities of the Lead Director further enhance the Board’s ability to evaluate management performance and otherwise fulfill its oversight responsibilities. Moreover, the Lead Director is consulted on the proposed agendas for Board and committee meetings in order to make sure that key issues and concerns of the Board are addressed.

Executive Sessions of Non-Management Directors

Directors who are not executive officers or otherwise employed by us or any of our subsidiaries, whom we refer to as the “non-management directors,” meet regularly in accordance with a schedule adopted at the beginning of each year and on such additional occasions as any non-management director may request. Such meetings are held in executive session, outside the presence of any directors who are executive officers. The Lead Director presides over such meetings.

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. These communications will be forwarded to specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate. Stockholders or other interested persons may also communicate directly and confidentially with the Lead Director, the non-management directors as a group or the Chairman or other members of the Audit Committee through the Teleflex ethics line website at www.teleflexethicsline.com.

The Board and Board Committees

The Board held six meetings in 2019. Each of the directors attended at least 75 percent of the total number of meetings of the Board and the Board committees of which the director was a member during 2019. The Board does not have a formal policy concerning attendance at our annual meeting of stockholders, but encourages all directors to attend. Nine of our Board members attended the 2019 annual meeting of stockholders.

The Board has established a Nominating and Governance Committee, a Compensation Committee and an Audit Committee. The Board also has established a Non-Executive Equity Awards Committee, whose sole member is Mr. Kelly. The Non-Executive Equity Awards Committee has authority to grant equity awards, under specified circumstances, to employees who are neither executive officers nor persons reporting to the Chief Executive Officer. See “Compensation Discussion and Analysis – 2019 Compensation – Our Equity Grant Practices” for additional information.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying qualified individuals to be nominees for election to the Board. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to the size and composition of the Board and Board committees, eligibility criteria for Board and Board committee membership and board compensation. The Nominating and Governance Committee also is responsible for developing and recommending to the Board corporate governance principles and overseeing the evaluation of the Board and management.

The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity, and to have business, professional, academic, government or other experience which is relevant to our business and operations. In addition, directors must be able to devote substantial time to our affairs. The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee should consider the attributes set forth above.

To assist in identifying candidates for nomination as directors, the Nominating and Governance Committee sometimes employs a third-party search firm and also receives recommendations of candidates from Board members. In addition, the Nominating and Governance Committee will consider recommendations for director candidates from stockholders. Stockholders can recommend candidates for nomination by delivering or mailing written recommendations to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. In order to enable consideration of a candidate in connection with our 2021 Annual Meeting, a stockholder must submit the following information by January 31, 2021:

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under SEC rules;

•	information about the relationship between the candidate and the recommending stockholder;

•	the consent of the candidate to serve as a director; and

•	proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned.

In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above. The Nominating and Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Nominating and Governance Committee. The Nominating and Governance Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

The current members of the Nominating and Governance Committee are Messrs. Klasko, Packer and Randle. Mr. Randle currently serves as chair of the Nominating and Governance Committee. The Nominating and Governance Committee held four meetings in 2019.

Compensation Committee

The duties and responsibilities of the Compensation Committee include, among others, the following:

•	review and recommend to the Board for approval all compensation plans in which any director or executive officer may participate;

•

review and recommend to the independent directors for approval corporate goals and objectives relevant to the compensation of our Chief Executive Officer and, together with the Lead Director, evaluate annually our Chief Executive Officer’s performance in light of those goals and objectives;

•

review and recommend to the independent directors for approval our Chief Executive Officer’s compensation and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of our Chief Executive Officer;

•

review and approve compensation of our senior executives, which include our executive officers (other than our Chief Executive Officer) and such other executives of our company as the Compensation Committee may determine (other than our Chief Executive Officer), and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of any of our senior executives (other than our Chief Executive Officer);

•	establish goals for performance-based awards under incentive compensation plans (including stock compensation plans);

•

administer and grant, or recommend to the Board the grant of, stock options and other equity-based compensation awards under our stock compensation plans (the Board has delegated to its Non-Executive Equity Awards Committee, whose sole member is Mr. Smith, authority to grant equity awards under specified circumstances to employees other than executive officers and persons reporting to the Chief Executive Officer);

•	review and recommend to the other independent directors for approval all material executive benefits and perquisites for the Chief Executive Officer’s benefit; and

•	review and approve all material executive benefits and perquisites for the benefit of any of our senior executives (other than the Chief Executive Officer).

The Compensation Committee has the authority to select, retain and terminate compensation consultants, legal counsel and other advisers to assist it in connection with the performance of its responsibilities. During 2019, the Compensation Committee considered the recommendations of and data provided by its compensation consultant, Frederick W. Cook & Co., Inc. See “Compensation Discussion and Analysis” for additional information.

The current members of the Compensation Committee are Messrs. Babich, Krakauer and Randle. Mr. Babich currently serves as chair of the Compensation Committee. The Compensation Committee held five meetings in 2019.

Audit Committee

The Audit Committee has responsibility to assist the Board in its oversight of the following matters, among others:

•	the integrity of our financial statements;

•	our internal control compliance;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications, performance and independence;

•	the performance of our internal audit function;

•	our risk management process; and

•	the funding of our defined benefit pension plan and the investment performance of plan assets.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent registered public accounting firm and related fees. In addition, the Audit Committee periodically meets separately with management, our independent auditors and our own internal auditors. The Audit Committee also periodically discusses with management our policies with respect to risk assessment and risk management.

Stockholders and other persons may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Audit Committee. Stockholders and such other persons, including employees, can report their concerns to the Audit Committee anonymously or confidentially.

The current members of the Audit Committee are Mses. Duncan and Haggerty and Mr. Heinmiller. Ms. Duncan currently serves as chair of the Audit Committee. The Audit Committee held six meetings in 2019. The Board has determined that each of the Audit Committee members is an “audit committee financial expert” as that term is defined in SEC regulations.

Risk Oversight and Management

The Board, acting principally through the Audit Committee, is actively involved in the oversight and management of risks that could affect us. It fulfills this function largely through its oversight of our annual company-wide risk assessment process, which is designed to identify our key strategic, operational, compliance and financial risks, as well as steps to mitigate and manage each risk. The risk assessment process is conducted by our compliance officer, who surveys and interviews several of our key business leaders, functional heads and other managers to identify and discuss the key risks pertaining to Teleflex, including the potential magnitude of each risk and likelihood of occurrence of adverse consequences of such risk. As part of this process, the senior executive responsible for managing the risk, the potential impact of the risk and management’s initiatives to manage the risk are identified and discussed. After receiving a report of the risk assessment results from the compliance officer, members of Teleflex senior management review and discuss the results with the Audit Committee. Thereafter, the Audit Committee provides the full Board with an overview of the risk assessment process, the key risks identified and measures being taken to address those risks. Due to the dynamic nature of risk, the overall status of our enterprise risks is updated periodically during the course of each year and reviewed with the Audit Committee. We believe this process facilitates the Board’s ability to fulfill its oversight responsibilities with respect to risks that we encounter.

The Compensation Committee oversees the review and assessment of our compensation policies and practices. We use a number of approaches to mitigate excessive risk taking in designing our compensation programs, including significant weighting towards long-term incentive compensation, inclusion of qualitative goals in addition to quantitative metrics in our incentive programs and maintenance of equity ownership guidelines. We believe the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.

Director Compensation – 2019

Each director who is not a Teleflex employee receives compensation for his or her service as a director, which consists of an annual cash retainer, payable in equal monthly installments, an annual stock option grant, a restricted stock unit award and meeting attendance fees. Our chairman (if he or she is not a Teleflex employee) and the chairpersons of our Audit, Compensation and Nominating and

Governance Committees receive an additional annual cash retainer, and our Lead Director receives an additional annual restricted stock unit award. In addition, upon their first election or appointment to the Board, non-management directors receive a grant of an option to purchase shares of our common stock.

For 2019, the amounts payable under our non-management director compensation program were as follows:

• Annual Cash Retainer – All Non-Management Directors	$55,000

• Additional Annual Cash Retainer – Chairman	$100,000

• Additional Annual Cash Retainer – Committee Chairs:
¡ Audit Committee Chair	$20,000
¡ Compensation Committee Chair	$15,000
¡ Nominating and Governance Committee Chair	$12,000

• Annual Equity Grants – All Non-Management Directors:
¡ Restricted Stock Units	$102,000
¡ Stock Options	$68,000

• Additional Annual Equity Grant – Lead Director:
¡ Restricted Stock Units	$25,000

• Stock Option Grant Upon Initial Election	$136,000

• Meeting Fees (per meeting):
¡ Board of Directors (participation in person)	$2,000
¡ Board of Directors (participation by telephone)	$1,000
¡ Committees (participation in person or by telephone)	$1,000

In February 2020, our Board approved changes with respect to certain components of its annual compensation, effective immediately after conclusion of the Annual Meeting. Specifically, the Board approved increases in the value of the annual equity awards granted to all non-management directors, the value of stock options granted to non-management directors upon their initial election to the Board and the annual cash retainer paid to committee chairs. In addition, the additional annual cash retainer paid to the Chairman was eliminated in light of Mr. Kelly’s appointment to succeed Mr. Smith as Chairman. The Board approved these changes after considering the results of a director compensation review undertaken by its compensation consultant, Frederic W. Cook & Co., Inc. The amounts payable under our director compensation program, as revised, are as follows:

• Annual Cash Retainer – All Non-Management Directors	$55,000
• Additional Annual Cash Retainer – Committee Chairs:
¡ Audit Committee Chair	$22,500
¡ Compensation Committee Chair	$17,500
¡ Nominating and Governance Committee Chair	$14,000
• Annual Equity Grants – All Non-Management Directors:
¡ Restricted Stock Units	$117,000
¡ Stock Options	$78,000
• Additional Annual Equity Grant – Lead Director:
¡ Restricted Stock Units	$25,000
• Stock Option Grant Upon Initial Election	$156,000
• Meeting Fees (per meeting):
¡ Board of Directors (participation in person)	$2,000
¡ Board of Directors (participation by telephone)	$1,000
¡ Committees (participation in person or by telephone)	$1,000

The table below summarizes the compensation paid to non-management directors during the fiscal year ended December 31, 2019.

Name	Fees Earned Or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation	Total
George Babich, Jr.	$96,833	$126,857	$67,978	$212	–	$291,880
Candace H. Duncan	$104,250	$101,897	$67,978	–	–	$274,125
Gretchen R. Haggerty	$81,583	$101,897	$67,978	–	–	$251,458
John C. Heinmiller	$78,583	$136,442	$205,810	–	–	$420,835
Stephen K. Klasko	$77,583	$101,897	$67,978	$79	–	$247,537
Andrew A. Krakauer	$84,583	$101,897	$67,978	$22	–	$254,480
Richard A. Packer	$76,583	$101,897	$67,978	–	–	$246,458
Stuart A. Randle	$92,583	$101,897	$67,978	–	–	$262,458
Benson F. Smith	$182,917	$101,897	$67,978	$7,106	–	$359,898

(1)

Includes, for Ms. Duncan and Messrs. Klasko and Krakauer, $59,583, $59,583 and $55,000, respectively, in cash fees that they elected to allocate to their respective deferral accounts under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2019” for additional information regarding our Deferred Compensation Plan, the terms of which generally apply in the same manner with respect to deferrals of directors’ cash fees as they apply with respect to deferrals of executives’ cash compensation. We do not, however, provide matching contributions to our non-employee directors under the Deferred Compensation Plan.

(2)

The amounts shown in this column represent the aggregate grant date fair value of the restricted stock units we granted to each non-employee director in 2019, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC. In May 2019, we granted to each non-management director 347 restricted stock units, and we granted to Mr. Babich an additional 85 restricted stock units in respect of his service as Lead Director. The restricted stock units each had a grant date fair value per share of $293.65 and vested six months after the date of grant. In connection with Mr. Heinmiller’s initial election to the Board, we granted to him, in January 2019, 134 restricted stock units, which vested six months after the date of grant (the amount of the restricted stock units was prorated to reflect the portion of the annual period between restricted stock unit grants that elapsed prior to Mr. Heinmiller’s election to the Board). The restricted stock units granted to Mr. Heinmiller in January 2019 had a grant date fair value per share of $257.80. Upon vesting, the restricted stock units are settled by the delivery to a director of shares of our common stock on the basis of one share of common stock for each restricted stock unit held by the director. Ms. Duncan and Messrs. Klasko and Krakauer deferred receipt of the common stock underlying 100% of the restricted stock units granted to them in 2019, the value of which was credited to a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2019” for additional information regarding our Deferred Compensation Plan, which generally operates in the same manner with respect to deferrals of directors’ receipt of common stock underlying restricted stock units as it does with respect to such deferrals by executives.

(3)

The amounts shown in this column represent the aggregate grant date fair value of the stock option awards we granted to each non-employee director in 2019, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC. We granted to each non-management director stock options to purchase 976 shares in May 2019, which had a grant date fair value per share of $69.65. These options are fully vested at the time of grant. In connection with Mr. Heinmiller’s election to the Board, we granted to him, in January 2019, stock options to purchase 2,331 shares, which had a grant date fair value per share of $59.13. The options granted to Mr. Heinmiller in January 2019 vested six months after the date of grant. As of December 31, 2019, the number of shares underlying options held by the current directors listed in the table were: Mr. Babich: 3,517; Ms. Duncan: 10,352; Ms. Haggerty: 6,907; Mr. Heinmiller: 3,307; Mr. Klasko: 19,792; Mr. Krakauer: 4,285; Mr. Packer: 4,927; Mr. Randle: 17,792; and Mr. Smith: 399,191.

(4)	The amounts shown in this column reflect above-market interest earned in respect of deferred compensation under our Deferred Compensation Plan.

Director Stock Ownership Guidelines

We have stock ownership guidelines for our non-management directors to further align the interests of our directors with those of our stockholders. The stock ownership guidelines require our non-management directors to own shares of our common stock with an aggregate value equal to five times the annual cash retainer paid to our directors (exclusive of additional amounts provided to the committee chairs), which, based on the current $55,000 annual cash retainer, is equal to $275,000. Directors may not sell shares of stock underlying equity awards granted to them in respect of their service on our Board until such time as they have met the required ownership level; provided, however, that, prior to meeting the required ownership level, directors may sell shares to cover the exercise price of stock options and taxes.

As set forth in the table below, at December 31, 2019, each of our current non-management directors satisfied the stock ownership requirements.

Name	Stock Ownership Value at 12/31/2019(1)
George Babich, Jr.	$4,193,784
Candace H. Duncan	$1,971,157
Gretchen R. Haggerty	$1,508,442
John C. Heinmiller	$829,170
Stephen K. Klasko	$5,787,022
Andrew A. Krakauer	$941,563
Richard A. Packer	$1,240,135
Stuart A. Randle	$3,171,441
Benson F. Smith(2)	$74,517,691

(1)

Stock ownership value is calculated based on the number of shares owned by the director or members of his or her immediate family residing in the same household and the number of restricted stock units held by the director, multiplied by $376.44, which was the closing stock price of a share of our common stock on December 31, 2019, as reported by the New York Stock Exchange. In addition, stock ownership value includes one-half of the aggregate amount by which shares underlying vested, “in-the-money” stock options held by the director, multiplied by the closing stock price of a share of our common stock December 31, 2019, exceeds the aggregate exercise price of those options.

(2)	Mr. Smith retired as our Chief Executive Officer on December 31, 2017.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of Teleflex’s financial statements, Teleflex’s internal control over financial reporting, the performance and independence of Teleflex’s independent registered public accounting firm, the performance of the internal audit function and compliance with legal and regulatory requirements. Management has primary responsibility for preparing Teleflex’s consolidated financial statements and for its financial reporting process. Management also has the responsibility to assess the effectiveness of Teleflex’s internal control over financial reporting. PricewaterhouseCoopers LLP, Teleflex’s independent registered public accounting firm, is responsible for expressing an opinion on (i) whether Teleflex’s financial statements present fairly, in all material respects, its financial position and results of operations in accordance with generally accepted accounting principles and (ii) the effectiveness of Teleflex’s internal control over financial reporting.

In this context, the Audit Committee has:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP Teleflex’s audited consolidated financial statements for the fiscal year ended December 31, 2019;

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees;” and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP regarding PricewaterhouseCoopers LLP’s independence, as required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited consolidated financial statements in Teleflex’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

CANDACE H. DUNCAN, CHAIR

GRETCHEN R. HAGGERTY		JOHN C. HEINMILLER

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following current and former executive officers of our company, who are listed in the Summary Compensation Table that follows this discussion and who we refer to as our “named executive officers”:

Name	Title
Liam J. Kelly	President and Chief Executive Officer

Thomas E. Powell	Executive Vice President and Chief Financial Officer

James J. Leyden	Corporate Vice President, General Counsel and Secretary

Cameron P. Hicks	Corporate Vice President, Human Resources and Communications

Karen T. Boylan	Corporate Vice President, Strategic Projects

In December 2019, following completion of the transition of quality assurance and regulatory affairs responsibilities from Ms. Boylan to Mario Wijker, Teleflex’s Corporate Vice President, Quality Assurance and Regulatory Affairs, Ms. Boylan has continued to serve Teleflex in a non-executive officer capacity. In February 2020, Mr. Wijker was designated an executive officer.

EXECUTIVE COMPENSATION OVERVIEW

Compensation Objectives

Our executive compensation program is designed to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. In this regard, the components of the compensation program for our executives, including the named executive officers, are intended to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly skilled executives. We refer to this objective as “competitive compensation.”

•	Create a compensation structure that in large part is based on the achievement of performance goals. We refer to this objective as “performance incentives.”

•	Provide long-term incentives to align executive and stockholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We fashioned the components of our 2019 executive compensation program to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Bonus	Performance Incentives
Competitive Compensation

Equity Incentive Compensation	Stakeholder Incentives
Performance Incentives
Competitive Compensation
Retention Incentives

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant

The Compensation Committee of the Board is responsible for the oversight of our executive compensation program. In 2019, the Compensation Committee generally made all decisions concerning compensation awarded to the named executive officers other than Mr. Kelly. Determinations concerning Mr. Kelly’s compensation were made by the independent members of the Board. In making these compensation decisions, both the Compensation Committee and the independent members of the Board were assisted by the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., which we refer to below as “FW Cook.” FW Cook was engaged directly by the Compensation Committee. The Compensation Committee has assessed the independence of FW Cook pursuant to NYSE rules and concluded that the work of FW Cook has not raised any conflict of interest in connection with its service as an independent consultant to the Compensation Committee.

Mr. Kelly, with the assistance of our human resources department and FW Cook, provided statistical data to the Compensation Committee to assist it in determining appropriate compensation levels for our executives. He also provided the Compensation Committee with recommendations as to components of the compensation of our executives. Mr. Kelly did not make recommendations as to his own compensation. While the Compensation Committee utilized this information and considered Mr. Kelly’s observations with regard to other executive officers, the ultimate determinations regarding compensation for our executive officers, other than Mr. Kelly, were made by the Compensation Committee. The Compensation Committee also provided recommendations regarding Mr. Kelly’s compensation, subject to approval by the independent members of the Board.

Determination of Compensation

In making its compensation determinations and recommendations for 2019, the Compensation Committee considered an executive compensation review report provided by FW Cook in December 2018 that included data regarding compensation for executives of other companies serving in capacities similar to the named executive officers. Specifically, the report analyzed the compensation of our named executive officers in comparison to compensation provided to executives serving in similar capacities for companies within our designated peer group (with respect to Messrs. Kelly, Powell and Leyden) and included in selected national survey data (with respect to all of our named executive officers). The peer group compensatory data and survey compensatory data referenced in the executive compensation review report was adjusted to January 1, 2019, using a 3% per annum rate of increase.

Generally, in selecting a peer group company, we use the following selection criteria:

•

Operations and Scale – We seek companies that have one-third to three times our market capitalization and revenues. In prior years, our selection criteria focused on companies that have one-half to two times our market capitalization and revenues. We modified the criteria in light of industry consolidation that has occurred over the past several years.

•	Business Characteristics –

•	Industry – The peer group company should be similar to Teleflex and included in the Health Care Equipment & Supplies Industry Group within the Global Industry Classification Standard (GICS).

•

Demographics – The peer group company should be publicly traded in the United States, similar in terms of items such as business complexity and labor markets and serve as a potential source of executive talent.

•	Business model – The peer group company should have a similar business model to ours.

•

Prevalence as a Peer – We give preference to companies already in the peer group, companies named as a peer by four or more of our already designated peers, companies that name us as a peer and companies that a major proxy advisory firm includes in our peer group for purposes of its analysis of our executive compensation.

To assist the Compensation Committee in selecting a peer group, FW Cook provided a report to the Compensation Committee in October 2018 that included recommendations regarding the composition of the peer group, which the Compensation Committee considered in determining the companies to be included in the peer group described above. Not every company in the peer group ultimately selected meets all of the peer group selection criteria. Nevertheless, we believe that each of the companies selected represents a reasonable peer from the standpoint of size and business attributes.

Based largely on the foregoing criteria, the Compensation Committee added ICU Medical, Inc., Intuitive Surgical, Inc., LivaNova PLC and NuVasive,Inc. to the peer group, and removed C.R. Bard, Inc., CONMED, Inc., Haemonetics Corporation, IDEXX Laboratories, Inc. and West Pharmaceuticals, Inc. from the peer group. The principal reasons for the changes in the peer group are described below:

Companies removed from the peer group:

CONMED Corporation – Market capitalization was considerably below the selection criteria range.

C.R.Bard, Inc. – acquired by Becton, Dickenson and Company.

Haemonetics Corporation – Both revenue and market capitalization are close to the low end of the selection criteria range; removal will position Teleflex closer to the median of the peer group companies.

IDEXX Laboratories, Inc. – principal products are directed to the veterinary market.

West Pharmaceutical Services, Inc. – dissimilar business model.

Companies added to the peer group:

The four companies we added to the peer group met several of our selection criteria, including, in addition to certain similar business characteristics, the following quantitative or “prevalence as a peer” criteria:

Revenue – all added companies.

Market capitalization – ICU Medical, LivaNova, Intuitive Surgical.

Prevalence as a peer – Intuitive Surgical (listed by eight of our then-current peer group companies), NuVasive (listed by six of our then-current peer group companies)

Teleflex named as a peer – Intuitive Surgical, LivaNova.

Included by a major proxy advisory firm in our peer group for purposes of its analysis of our executive compensation – Intuitive Surgical, LivaNova, NuVasive.

As a result of the changes described above, the peer group included the following companies (sometimes referred to below as the “Executive Compensation Peer Group”):

• Align Technology, Inc.	• Integra LifeSciences Holdings Corporation
• The Cooper Companies, Inc.	• Intuitive Surgical, Inc.
• DENTSPLY SIRONA Inc.	• LivaNova, PLC
• Edwards Lifesciences Corporation	• NuVasive, Inc.
• Hill-Rom Holdings, Inc.	• ResMed Inc.
• Hologic, Inc.	• STERIS plc
• ICU Medical, Inc.	• Varian Medical Systems, Inc.

To provide an additional competitive reference source for Messrs. Kelly, Powell and Leyden, and a reference source for the other named executive officers, the Compensation Committee also considered data included in FW Cook’s executive compensation review report that was derived from the Radford Global Technology Survey relating to companies with revenues in the range of $1-3 billion. In reviewing the survey data, the Compensation Committee considered only the aggregated data provided by the surveys. The identity of the individual companies comprising the survey data was not reviewed or considered by the Compensation Committee in its evaluation process. Therefore, the Compensation Committee does not consider the identity of the companies comprising the survey data to be material information in this context.

The historical data provided by FW Cook was adjusted to January 1, 2019, using a 3% per annum rate of increase, unless forward-looking compensation was disclosed. The peer group data and the survey data described above were the Compensation Committee’s primary sources of comparative data that it used in making compensation determinations.

We generally seek to position target total direct compensation of our executives within a competitive range of the median of companies referenced in the comparative data reviewed by the Compensation Committee. However, this range is intended to serve only as a guideline in setting and adjusting our compensation programs, and we may make adjustments to take into consideration other factors, such as importance of an executive’s role to Teleflex, experience, performance, skill set, anticipated difficulty in replacing an executive, and internal pay parity. Therefore, our executives’ target compensation may be more or less than the competitive range in any given year.

2019 COMPENSATION

Salaries

Base salary ranges for our executives are considered annually during the first quarter of the year and determined based on each executive’s position and responsibility. In addition, salary reviews may occur at other times due to events such as a promotion or other change in job responsibility.

The Compensation Committee increased salaries for all named executive officers other than Ms. Boylan by approximately 3.0 percent. Ms. Boylan’s salary was increased by approximately 17.9 percent in light of her appointment to the position of Corporate Vice President, Strategic Products in January 2019.

Annual Executive Incentive Compensation

General

Under our annual incentive program, we provide meaningful cash incentive opportunities that are principally based upon the achievement of financial performance objectives. As a result, a significant amount of an executive’s total cash compensation is subject to the achievement of these objectives. In 2019, for our named executive officers, 90 percent of the target award opportunity was based on financial performance measures. The remaining ten percent of an executive officer’s target award opportunity was based on individual performance. We continue to believe that emphasizing financial performance encourages a unified commitment by our executives to performance that we believe can enhance stockholder value.

2019 Award Components

The Compensation Committee determined to use the same corporate financial performance measures in 2019 as it used in 2018. The weighting assigned to the corporate financial performance measures also was unchanged.

The performance measures under our 2019 annual incentive program for our named executive officers are set forth immediately below.

•

Forty percent of the target award was based on the amount of our “corporate revenue,” which is defined as our consolidated revenues, adjusted to eliminate the effect of foreign currency exchange rate fluctuations.

We use corporate revenue as a performance measure because we believe that our success going forward will, to a meaningful extent, be dependent on our ability to generate sales growth. We eliminated the effect of foreign currency exchange rate fluctuations from this measure because we wanted to focus on the growth of our ongoing business exclusive of giving effect to such fluctuations, which are outside the control of management.

•	Thirty-five percent of the target award was based on the amount of our “EPS,” which is defined as our consolidated earnings per share, adjusted to eliminate the following, net of any tax effect:

•	restructuring and other special charges;

•	intangible amortization expense;

•

the impact of costs incurred as a result of the requirement, under the EU Medical Device Regulation (“MDR”), that medical devices previously registered under the EU Medical Device Directive be re-registered, to the extent that such costs are among adjustments resulting in non-GAAP financial measures included in our public disclosures;

•	costs incurred in connection with acquisitions;

•	the impact of our repurchases, if any, of our common stock;

•	gains or losses on sales of businesses and assets to the extent not included in our annual operating plan;

•	any debt refinancing or other transactions affecting our capital structure, to the extent not otherwise contemplated by our annual business plan;

•	the impact of increases or decreases in the liabilities associated with our contingent consideration payment obligations related to completed acquisitions;

•

the impact of GAAP-mandated decreases in sales and related cost of goods sold as a result of our repurchase of inventory from a distributor in connection with our “distributor to direct” sales conversion strategy, as well as decreases in cost of goods sold required under GAAP as such repurchased inventory subsequently is sold;

•

the impact of settling, partially settling or otherwise concluding any tax audits or the filing of amended tax returns with respect to prior years, including any changes to reserves related to uncertain tax positions (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Section 740-10-25, “Income Taxes – Overall – Recognition”), net of any costs of settlement or other conclusion of such matters), but not including normal return to accrual adjustments booked in the ordinary course;

•	tax benefits or detriments resulting from the retroactive application to any prior year of any newly enacted tax legislation;

•	the impact of any statutory rate changes on deferred taxes.

As used with respect to adjustments for restructuring and other special charges, the term “special charges” includes restructuring related charges incurred in connection with any restructuring plan approved by our Board or, if such charges were not incurred in connection with a Board approved restructuring plan, to the extent adjustments relating to such charges have been approved by the Compensation Committee. Special charges also include charges incurred in connection with the integration of acquisitions completed during the year, to the extent that such charges are among adjustments resulting in non-GAAP financial measures included in our public disclosures; charges incurred in connection with the relabeling of products and product registrations associated with the relocation of a specified United States facility; and certain one-time, extraordinary charges.

We use EPS as a performance measure because we believe that it provides a good indication of management’s overall performance with respect to our enterprise. We also believe that EPS is a key metric affecting share price and, therefore, stockholder value. We made the further adjustments to EPS described above because we do not believe these items reflect the performance of our executives.

•	Fifteen percent of the target award was based on “cash flow,” which is defined as cash flow from operations, adjusted to eliminate the effect of:

•	cash expended in connection with any debt financing or other transaction affecting our capital structure, to the extent not otherwise contemplated by our annual operating plan;

•	tax payments resulting from a gain on the sale of divested assets;

•	payments made (or refunds received) in connection with the settlement of tax audits or the filing of amended tax returns with respect to any prior tax years;

•	payments made to fund our defined benefit pension plans;

•	reductions in tax payments related to the retroactive application to any prior year of any newly enacted tax legislation;

•

restructuring or restructuring related payments not contemplated in our annual operating plan in connection with any Board approved restructuring plan or, if such payments were not made in connection with a Board approved restructuring plan, to the extent adjustments relating to any other restructuring plan adopted during the year have been approved by the Compensation Committee; and

•	contingent consideration payments related to acquisitions, to the extent not contemplated in our annual operating plan.

We use cash flow as a performance measure because we believe it is an important indicator of our ability to service indebtedness, make capital expenditures and provide flexibility with regard to the pursuit of other operating initiatives. We made the further adjustments to cash flow described above because the adjusted payments or refunds, if not excluded, would impair the utility of the performance measure as a reflection of management’s overall performance in 2019.

•

Ten percent of the target award was based principally on satisfaction of individual performance objectives that were established in the early part of the year. For 2019, the individual performance objectives established for Mr. Kelly principally included goals related to integration of acquired businesses, achievement of expected benefits from restructuring programs, implementation of enhancements with respect to our global operations and the implementation of certain corporate compliance and quality initiatives. The individual performance objectives established for our other named executive officers included objectives related to their respective functions.

We include individual performance as a performance measure in order to focus our executives on their individual performance and our corporate performance outside of the context of specified financial performance measures. Mr. Kelly’s satisfaction of his individual performance objectives was evaluated by our independent directors following a recommendation by the Compensation Committee. The Compensation Committee determined the amount of the award to be allocated to each of the other named executive officers with respect to their performance after considering Mr. Kelly’s recommendations.

With respect to each of the financial performance measures generally, an executive’s incentive award could range from a minimum of 25 percent for threshold performance to a maximum of 200 percent of the target award, depending on the degree of variation from the target amount of the performance measure. There is no award with respect to a performance measure if performance is below the threshold level. In addition, the Compensation Committee may, in its discretion, reduce or eliminate awards payable to the named executive officers with respect to each financial performance measure.

With respect to the 2019 award ranges, upon taking into consideration our historical performance and expected market dynamics and growth rates, the Compensation Committee established targets to incentivize achievement of business objectives and stretch goals. In this regard, the Compensation Committee referenced a group of companies consisting of industry peers, which we refer to as the “Performance Peer Group.” The Performance Peer Group differs from the Executive Compensation Peer Group described above in that it consists of companies whose businesses, irrespective of size differences, are more like ours than some of the companies in the Executive Compensation Peer Group. Two companies are in both peer groups. While we believe the Executive Compensation Peer Group is better suited as a reference for total compensation due to the more relatively similar size of the constituent companies to ours, we believe the Performance Peer Group provides a better frame of reference for establishing our relative performance with respect to the markets in which we operate.

The Performance Peer Group consisted of the following companies:

• AngioDynamics, Inc.	• Hill-Rom Holdings, Inc.
• Avanos Medical, Inc.	• Medtronic plc
• Becton, Dickinson and Company	• Stryker Corporation
• Boston Scientific Corporation	• Zimmer Biomet Holdings, Inc.
• Edwards Lifesciences Corporation

Based on the foregoing considerations, the target established for each performance measure and the percentage of target performance that would entitle a participant to a minimum or maximum award with respect to each measure were as follows (percentages are approximate):

Percentage of Target Performance (and Amount) Required For
Performance Measure	Target Performance*	Minimum Award (25% of Target)*	Maximum Award (200% of Target)*
Corporate Revenue	$2,541.4 million	95% ($2,424.9 million)	105% ($2,688.4 million)

EPS	$11.02	90% ($9.92)	110% ($12.12)

Cash Flow	$487.7 million	80% ($389.9 million)	120% ($584.9 million)

*	Target Performance and Minimum and Maximum Award performance levels reflect the adjustments described above, to the extent applicable.

2019 Executive Incentive Compensation Targets and Awards

The target award payable to a named executive officer for 2019 if the target financial performance-based objectives were achieved and 100 percent of the individual performance award opportunity was paid is equal to a specified percentage of the executive’s salary, as shown on the following table:

Name	Target Award Opportunity as a percentage of Salary	Target Award Opportunity
Liam J. Kelly	115%	$998,930
Thomas E. Powell	75%	$413,588
James J. Leyden	45%	$163,150
Cameron P. Hicks	45%	$148,045
Karen T. Boylan*	45%	$129,865

*

Ms. Boylan’s cash compensation is payable in euros. We determined the dollar amount of her target award opportunity set forth in the table above by converting her salary to U.S. dollars using the exchange rate in effect as of December 31, 2019 of 0.891544 euros per dollar.

The target award opportunity as a percentage of salary indicated in the table above for each named executive officer is unchanged from 2018.

The following table provides information for each named executive officer regarding the applicable performance measures, target awards for each performance measure and actual payments with respect to each performance measure based on actual performance in 2019:

Name	Performance Measure	Performance Measure as a percentage of Total Target Award Opportunity	Target	Amount Achieved	Actual Award	Actual Award as a percentage of Target Award Opportunity for the Performance Measure
L. Kelly	Corporate Revenue	40%	$2,541.4 million	$2,613.6 million	$580,658	145.3%
	EPS	35%	$11.02	$11.11	$378,994	108.4%
	Cash Flow	15%	$487.7 million	$455.2 million	$112,530	75.1%
	Individual Performance	10%	N/A	N/A	$124,866	125%

T. Powell	Corporate Revenue	40%	$2,541.4 million	$2,613.6 million	$240,409	145.3%
	EPS	35%	$11.02	$11.11	$156,913	108.4%
	Cash Flow	15%	$487.7 million	$455.2 million	$46,589	75.1%
	Individual Performance	10%	N/A	N/A	$51,698	125%

J. Leyden	Corporate Revenue	40%	$2,541.4 million	$2,613.6 million	$94,835	145.3%
	EPS	35%	$11.02	$11.11	$61,899	108.4%
	Cash Flow	15%	$487.7 million	$455.2 million	$18,378	75.1%
	Individual Performance	10%	N/A	N/A	$19,251	118%

C. Hicks	Corporate Revenue	40%	$2,541.4 million	$2,613.6 million	$86,055	145.3%
	EPS	35%	$11.02	$11.11	$56,168	108.4%
	Cash Flow	15%	$487.7 million	$455.2 million	$16,677	75.1%
	Individual Performance	10%	N/A	N/A	$18,505	125%

K. Boylan*	Corporate Revenue	40%	$2,541.4 million	$2,613.6 million	$75,487	145.3%
	EPS	35%	$11.02	$11.11	$14,628	108.4%
	Cash Flow	15%	$487.7 million	$455.2 million	$49,271	75.1%
	Individual Performance	10%	N/A	N/A	$14,934	115%

*

Ms. Boylan’s cash compensation is payable in euros. We determined the dollar amount of her target award opportunity set forth in the table above by converting her salary to U.S. dollars using the exchange rate in effect as of December 31, 2019 of 0.891544 euros per dollar.

Based on the applicable levels of achievement described above, aggregate payments to each of the named executive officers were as follows:

Named Executive Officer	Target Award Opportunity	Actual Award	Award Based on Performance Achieved (% of Target Award)
Liam J. Kelly	$998,930	$1,197,048	119.83%
Thomas E. Powell	$413,588	$495,609	119.83%
James J. Leyden	$163,150	$194,363	119.13%
Cameron P. Hicks	$148,045	$177,405	119.83%
Karen T. Boylan*	$129,865	$154,320	118.83%

*

Ms. Boylan’s cash compensation is payable in euros. We determined the dollar amount of her target award opportunity set forth in the table above by converting her salary to U.S. dollars using the exchange rate in effect as of December 31, 2019 of 0.891544 euros per dollar.

The actual award payments to our named executive officers are reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

Equity Incentive Compensation

Our equity incentive compensation program is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability and serve as an incentive for continued employment. In addition, the value of our equity compensation is designed to reflect the contribution of each executive officer to our company’s business strategy, the executive’s individual performance and other factors. In setting the value of our equity incentive compensation for executives, we generally considered the extent to which the equity incentive compensation value would enable the target total direct compensation paid to our executives to be within a competitive range of the median of companies referenced in the comparative data. In this regard, we increased the total target equity compensation opportunity for Messrs. Kelly, Leyden and Hicks within a range of 0.0% to 1.1%. We increased Mr. Powell’s total target equity compensation opportunity by 11.4% in recognition of his performance. We increased Ms. Boylan’s total target equity compensation by 18.2% as a result of her appointment to the position of Corporate Vice President, Strategic Products in January 2019. The following table shows the total target equity incentive compensation opportunity approved for each of our named executive officers for 2019:

Name	Total Target Equity Incentive Compensation Opportunity
Liam J. Kelly	$4,150,000
Thomas E. Powell	$1,950,000
James J. Leyden	$900,000
Cameron P. Hicks	$600,000
Karen T. Boylan	$325,000

Components of the Equity Incentive Compensation Program

In 2019, we allocated 55 percent of the total target equity incentive compensation opportunity to stock options because we continue to believe that stock price appreciation should be the principal determinant of the economic return received by our executives from equity compensation, and absent such appreciation, stock options would have no value. As such, we consider stock options to be performance-based compensation that provides a strong alignment between return to stockholders and the compensation of executives.

We allocated 25 percent of the total equity incentive compensation opportunity to restricted stock units, which we granted to provide incentives to our executives to continue as employees of our company and increase stockholder value.

As disclosed in the proxy statement for last year’s annual meeting, the Board of Directors determined, in February 2019, to make performance stock units an ongoing component of our equity compensation programs. In 2019, 20 percent of the total equity incentive compensation opportunity was allocated to performance stock units, which are sometimes referred to below as “PSUs.” We granted performance stock units to increase management’s focus on longer-term, profitable growth opportunities, including both internal growth and growth through acquisitions, while maintaining stockholder value. In addition, we believe the performance criteria for vesting of the performance stock units, which are described below, appropriately condition superior pay on superior performance, consistent with our objective to create a compensation structure that in large part is based on achievement of performance goals. Finally, we believe that the potential adjustment of the number of vested units based on changes in our stock price relative to a specified peer group, as described below, adds a useful competitive element and directly aligns our executives’ incentives with long-term stockholder returns.

Stock Option Awards

In accordance with the equity award allocation described above, we granted stock options to our named executive officers in 2019 that represented 55 percent of their respective total equity incentive compensation opportunities. Using a Black-Scholes methodology, we valued the stock options granted in February 2019 at $64.71 per underlying share.

As a result of these computations, the named executive officers received stock options for the respective numbers of underlying shares set forth below:

Name	Number of Shares Underlying Options
Liam J. Kelly	35,273
Thomas E. Powell	16,574
James J. Leyden	7,650
Cameron P. Hicks	5,100
Karen T. Boylan	2,762

In contrast to the valuation we use to determine the number of shares underlying stock options that we grant to the named executive officers, the dollar amounts for option awards included in the “Option Awards” column of the Summary Compensation Table generally reflects the aggregate grant date fair value of each named executive officer’s award, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation,” which we refer to below as “ASC Topic 718.” See note 3 to the Summary Compensation Table for further information.

For additional information regarding terms of stock options granted to the named executive officers, see the footnotes accompanying the Grants of Plan-Based Awards table.

Restricted Stock Units

In February 2019, we granted restricted stock units to our named executive officers that represented 25 percent of their respective total target equity incentive compensation opportunities. Upon vesting, a restricted stock unit is converted into one share of our common stock. We valued the restricted stock units granted in February 2019 at $262.01 per unit. This value was determined based upon the 30-day trailing average closing price of our common stock as of the date on which the grant of the restricted stock units were approved, discounted by the present value of estimated future dividends to be declared on our common stock during the applicable vesting period, as the holders of restricted stock units do not have dividend rights.

As a result of these computations, the named executive officers received restricted stock units for the respective numbers of shares set forth below:

Name	Number of Restricted Stock Units
Liam J. Kelly	3,960
Thomas E. Powell	1,861
James J. Leyden	859
Cameron P. Hicks	572
Karen T. Boylan	310

In contrast to the valuation we use to determine the number of restricted stock units awarded to the named executive officers, the dollar amounts for restricted stock units included in the Summary Compensation Table, which constitute a portion of the amount included in the “Stock Awards” column of the Summary Compensation Table, generally reflect the aggregate grant date fair value of each named executive officer’s award, determined in accordance with ASC Topic 718. See note 2 to the Summary Compensation Table for further information.

For additional information regarding restricted stock unit terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

Performance Stock Units

The performance stock units are designed to focus our executives’ efforts on specific long-term goals. Unlike our other equity awards, the number of performance stock units ultimately underlying a performance stock award is principally dependent upon our performance during the 2019-2021 period (the “Performance Period”) with respect to two financial performance measures. In addition, the number of performance stock units that ultimately are converted into shares of our common stock upon vesting is subject to further adjustment based on application of the “RTSR Modifier,” which is based on a comparison of our total stockholder return to the total stockholder return of a designated group of public companies. The RTSR Modifier is described in more detail below.

The financial measures used with respect to the performance stock units are similar to the corporate revenue and EPS financial measures that we use in connection with our annual incentive program. However, there are some meaningful differences. Prominent among the differences is the fact that the performance stock unit financial measures cover a three-year period rather than a one-year period, which we believe provides an incentive for the achievement of sustained, longer-term performance. In addition, as explained in more detail below, the application of the financial measures over a three-year period enables a year-over-year assessment of acquisitions (utilizing pro forma adjustments, as appropriate), which we believe facilitates an assessment of management’s ability to effectively integrate acquisitions within our operations in a manner that enhances our “core” growth.

Additional information regarding the financial measures utilized in connection with the performance stock units granted in 2019 to participating executive officers is set forth below:

•

Sixty percent of the performance stock unit target award opportunity is based on “constant currency revenue growth,” which will be calculated by taking the average of our constant currency revenue growth for each year during the Performance Period. “Constant currency revenue growth” means the change in our consolidated net revenues, expressed as a percentage, during a calendar year (the “Comparison Year”), as compared to the previous year (the “Base Year”), adjusted to eliminate the impact of foreign currency exchange rate fluctuations from year to year, as well as the impact of any changes in accounting rules or in their application, or in applicable laws, to the extent not contemplated as part of our longer term business plan.

If, during the Performance Period, we acquire another entity or all or substantially all of the assets of another entity (an “Acquired Business,” which does not include a distributor that we acquire as part of our “distributor to direct” sales strategy), constant currency revenue growth for the year in which such acquisition occurs will be calculated on a pro forma basis to include the actual results of the Acquired Business for (a) any interim period prior to the acquisition date for the year in which the acquisition occurs and (b) the year preceding the year in which the acquisition occurs. Similarly, if we divest any of our businesses (a “Divested Business”) during the Performance Period, constant currency revenue growth for the year in which such divestiture occurs will be calculated on a pro forma basis to exclude the actual results of the Divested Business for (a) any interim period prior to the divestiture date for the year in which the divestiture occurs and (b) the year preceding the year in which the divestiture occurs.

We use constant currency revenue growth as a performance measure because we believe that our success going forward will, to a meaningful extent, be dependent on our ability to generate sales growth over the long term. Moreover, by providing for the inclusion in the computation of constant currency revenue growth of Acquired Businesses and exclusion of Divested Businesses (including pro forma inclusion or exclusion for designated pre-acquisition or pre-disposition periods), we seek to focus management on the achievement of effective year-over-year “core” growth throughout the Performance Period. We eliminated the effect of foreign currency exchange rate fluctuations from this measure because we wanted to focus on the growth of our ongoing business exclusive of giving effect to such fluctuations, which are outside the control of management.

As initially granted, the number of stock units underlying a performance stock award is equal to the target number of performance stock units, and 60 percent of the target number of performance stock units granted to an executive are subject to adjustment based to our performance with respect to the constant currency revenue growth financial measure. The actual number of performance stock units ultimately underlying a performance stock award, before giving effect to the RTSR Modifier, could range from a minimum of one percent of the target number of performance stock units for threshold performance to a maximum of 200 percent of the target number of performance stock units, depending on the degree of variation from the target percentage of the constant currency revenue growth financial measure; no performance stock units will be available for vesting if performance is below the threshold level.

The target established with respect to the constant currency revenue growth financial measure, and the percentage of target performance that would that would entitle the holder to the minimum and maximum number of performance stock units for the financial measure, is indicated in the following table:

Percentage of Target Performance (and Amount) Required For
Target Performance*	Threshold Award	Maximum Award
6.4%	92.2% (5.9%)	107.8% (6.9%)

*

Target Performance and Threshold and Maximum Award performance levels reflect the adjustments described above, to the extent applicable, and are subject to further modification following application of the RTSR Modifier.

The number of performance stock units underlying the performance stock awards for performance between threshold and maximum performance will be adjusted proportionately.

•

Forty percent of the performance stock unit target award opportunity is based on “earnings per share growth,” which will be calculated based on the average of our adjusted earnings per share growth for each year during the Performance Period. “Earnings per share growth” means the change in our adjusted earnings per share in the Comparison Year as compared to the Base Year. “Adjusted earnings per share” is our adjusted diluted earnings per share, as reported in our earnings press releases. Earnings per share growth will be further adjusted to reflect the impact of any changes in accounting rules or in their application, or in applicable laws, to the extent not contemplated as part of our longer-term business plan.

If we acquire an Acquired Business during the Performance Period, earnings per share growth for the year in which such acquisition occurs will be calculated on a pro forma basis to include the actual results of the Acquired Business and interest expense related to the purchase price for the Acquired Business for (a) any interim period prior to the acquisition date for the year in which the acquisition occurs and (b) the year preceding the year in which the acquisition occurs. In addition, if we make any contingent consideration payment during the Performance Period with respect to the Acquired Business that is acquired during the Performance Period, earnings per share growth for the year in which such contingent consideration payment is made will be calculated on a pro forma basis to include interest expense related to the contingent consideration payment for both the year in which the payment is made and the preceding year.

If we divest a Divested Business during the Performance Period, earnings per share growth for the year in which such divestiture occurs will be calculated on a pro forma basis to exclude the actual results of the Divested Business and include interest savings related to the proceeds from divestiture of the Divested Business for (a) any interim period prior to the divestiture date for the year in which the divestiture occurs and (b) the year preceding the year in which the divesture occurs. In addition, if we receive a contingent consideration payment during the Performance Period with respect to a Divested Business that is divested during the Performance Period, earnings per share growth for the year in which such contingent consideration payment is made will be calculated on a pro forma basis to include interest savings related to the contingent consideration payment for both the year in which the payment is made and the preceding year.

We use earnings per share growth as a performance measure because we believe that it provides a good indication of management’s long-term overall performance with respect to our enterprise, including the results of businesses acquired during the Performance Period, without giving effect to results of businesses that we no longer own. We based the financial measure on our adjusted diluted earnings per share, as reported in our earnings press releases, because we believe it is a key financial measure used by investors, and by including it as a financial measure for the performance stock units, we can better focus on encouraging performance that addresses investors’ long-term expectations. As is the case with the constant currency revenue growth financial measure, we provide for the inclusion of Acquired Businesses and the exclusion of Divested Businesses to focus on management’s achievement of “core growth,” for which the results of Divested Businesses are not relevant. We determined to make adjustments for interest expense and interest savings, with respect to contingent consideration payments or receipts related to Acquired Businesses and Divested Businesses, respectively, because they offset variations in year over year results that otherwise may result from the timing of contingent consideration payments.

As is the case with respect to the constant currency revenue growth financial measure, the minimum award with respect to the earnings per share growth metric is one percent of the target number of performance stock units for threshold performance to a maximum of 200 percent of the target number of performance stock units, depending on the degree of variation from the target percentage of the earnings per share growth financial measure (before application of the RTSR Modifier); no performance stock units will be available for vesting if performance is below the threshold level.

Information with respect to performance targets for the earnings per share growth financial measure during the pendency of the Performance Period is not considered material to an understanding of our compensation arrangements and is not addressed in this proxy statement because it represents confidential business or financial information that we do not otherwise disclose to the public. Disclosing the information could cause significant competitive harm to Teleflex. We believe that the performance target for the earnings per share growth financial measure was set at an appropriate level to be challenging, but sufficiently realistic to motivate the performance of our senior management. Information with respect to the earnings per share growth minimum, target and maximum award opportunities, and the actual number of shares awarded with respect to the earnings per share growth financial measure, will be disclosed in our proxy statement for the annual meeting in the year following conclusion of the Performance Period.

After the number of performance stock units underlying a performance stock unit award is determined as set forth above, the number of performance stock units underlying a performance stock award is subject to an adjustment, referred to below as the “RTSR Modifier.” The RTSR Modifier is based on our total stockholder return relative to the total stockholder return of 29 companies, all of which are within the same Global Industry Classification Standards (GICS) industry group (Health Care Equipment & Supplies) as Teleflex. These companies, collectively referred to as the “RTSR Peer Group,” are set forth below (as described below, it is possible that, based on subsequent events, a company may be removed from the RTSR Peer Group):

• Abbott Laboratories	• Hologic, Inc.
• ABIOMED, Inc.	• IDEXX Laboratories, Inc.
• Align Technology, Inc.	• Integra Lifesciences Holding Corporation
• Baxter International Inc.	• Intuitive Surgical, Inc.
• Becton, Dickinson and Company	• LivaNova PLC
• Boston Scientific Corporation	• Masimo Corporation
• Cantel Medical Corp.	• Medtronic plc
• CONMED Corporation	• NuVasive, Inc.
• The Cooper Companies, Inc.	• ResMed Inc.
• Danaher Corporation	• STERIS plc
• DENTSPLY SIRONA Inc.	• Stryker Corporation
• Edwards Lifesciences Corporation	• Varian Medical Systems, Inc.
• Globus Medical, Inc.	• West Pharmaceutical Services, Inc.
• Haemonetics Corporation	• Zimmer Biomet Holdings, Inc.
• Hill-Rom Holdings, Inc.

The RTSR Modifier will be applied based on the extent to which our rate of return reflecting stock price appreciation of our common stock from December 31, 2018 to December 31, 2021 exceeds the rate of return reflecting stock price appreciation of the common stock (or equivalent security) of each of the RTSR Peer Group companies during the same period. For the purposes of this calculation, the price of our common stock and the stock price of the companies in the RTSR Peer Group will be based upon the average of the stock price on the principal stock exchange on which the stock is traded for the 20 trading days immediately preceding the first and last day of the Performance Period. Based upon the percentage of RTSR Peer Group companies whose total stockholder return is exceeded by our total stockholder return during the three-year Performance Period (the “RTSR Ranking”), the number of performance stock units that would vest solely as a result of financial measure performance will be modified as follows:

Teleflex RTSR Ranking	Percentage Modification of PSUs Underlying a PSU Award
< 25% 25% to 40% > 40% to 60% > 60% to 75% > 75%	- 25% - 25% to 0%* 0% 0% to 25%* 25%

* Amounts within the indicated ranges will be determined using linear interpolation.

The RTSR Peer Group will be subject to the following adjustments:

•

If a RTSR Peer Group company files for bankruptcy and/or liquidation or is operating under bankruptcy protection (each of which is referred to below as a “bankruptcy event”), it will be deemed to have a total stockholder return during the Performance Period of minus 100%.

•

If a RTSR Peer Group company is acquired and is no longer existing as a public company whose stock is traded on its primary stock exchange (other than due to a bankruptcy event), it will be removed from the RTSR Peer Group.

A RTSR Peer Group company will continue to be included in the RTSR Peer Group so long as its shares remain publicly traded. If, as a result of a reorganization of a RTSR Peer Group member, an entity is a successor to all or substantially all of the primary business of the RTSR Peer Group member, that entity will be deemed to be a Peer Group member, subject to the adjustments described above. No companies will be added to the RTSR Peer Group during the Performance Period.

We included the RTSR Modifier with respect to the calculation of the number of shares, if any, to be provided upon vesting of the performance stock units because we wanted the ultimate number of shares underlying the performance stock units to be based in part on the performance of our common stock, thereby directly aligning management incentives with long-term stockholder returns. We based the RTSR Modifier on return relative to other companies to reduce the impact of changes in general market conditions that are outside of management’s control. Such changes could have a meaningful impact if we measured the total stockholder return of our common stock on an absolute basis (i.e., without reference to the total stockholder return of other companies). In addition, we selected the RTSR Peer Group to avoid penalizing or rewarding management with respect to industry-wide conditions generally affecting the members of the RTSR Peer Group.

Our February 2019 grant of performance stock units to the named executive officers was based upon 20 percent of their respective target total equity incentive compensation opportunity. Each performance stock unit is converted into one share of our common stock upon vesting. For purposes of determining the number of performance stock units granted to each named executive officer, we valued the performance stock units at $275.37 per unit. This value was determined using a Monte Carlo valuation model, which simulates a range of possible future stock prices for Teleflex and the companies in the RTSR Peer Group, considering the probable outcome with respect to performance conditions over the Performance Period to determine value related to the RTSR Modifier. However, in contrast to the valuation used to determine the number of performance stock units to be granted to each named executive officer, the dollar amounts for performance stock units included in the Summary Compensation Table, which constitute a portion of the amount included in the “Stock Awards” column of the Summary Compensation Table, generally reflect the aggregate grant date fair value of each named executive officer’s award, determined in accordance with ASC Topic 718. See Note 2 to the Summary Compensation Table for additional information.

The number of performance stock units underlying a performance stock award initially were determined based on the target award, without giving effect to the RTSR Modifier. However, as described above, the number of performance stock units, if any, that ultimately will underlie a performance stock unit award (and be converted upon vesting into our common stock, on a one share per performance stock unit basis) will be adjusted based on our actual performance with respect to the two financial measures and the application of the RTSR Modifier.

The named executive officers received the respective numbers of performance stock units, based on target performance and without giving effect to the RTSR Modifier, set forth in the table below:

Name	Target Number of PSUs
Liam J. Kelly	3,014
Thomas E. Powell	1,416
James J. Leyden	654
Cameron P. Hicks	436
Karen T. Boylan	236

Our Equity Grant Practices

Stock options, restricted stock units and performance stock units granted under our equity incentive compensation program are granted in the first quarter of each year, effective on the third business day after we announce our financial results for the preceding year. Our stock options have an exercise price equal to the closing price of our common stock on the effective date of grant and generally vest in equal annual increments on the first three anniversaries of the effective date of grant. Our restricted stock units generally vest on the third anniversary of the date of grant and, to the extent that they vest, the performance stock units granted in 2019 to our named executive officers also vest on the third anniversary of the date of grant. Performance stock units were granted for the first time in June 2018; those units, to the extent that they vest, will vest on the third anniversary of our 2018 annual grants of stock options and restricted stock units. We believe that these vesting terms provide our executives with a meaningful incentive for continued employment. The Board has delegated to Mr. Kelly, as the sole member of the Non-Executive Equity Awards Committee, the authority to grant equity awards to employees who are not executive officers and who do not otherwise report to the Chief Executive Officer. These equity awards may be granted only in connection with commencement of employment, promotions to positions eligible to receive equity awards or recognition of performance for employees eligible to receive equity awards under guidelines approved by the Compensation Committee.

Personal Benefits

We provide our named executive officers with personal benefits that we believe are appropriate as part of a competitive compensation package designed to attract and retain highly skilled executives. The personal benefits provided to our named executive officers principally consist of a company automobile or automobile allowance, reimbursement for financial planning services, term life insurance coverage and executive physical examinations. In addition, we provide to Mr. Kelly personal use of our corporate aircraft for up to a maximum of 50 hours per year, provided that our incremental cost for providing such personal aircraft use may not exceed $190,000. We also provide to Mr. Powell personal use of our corporate aircraft for up to a maximum of 25 hours per year, provided that our incremental cost for providing such personal aircraft use may not exceed $95,000. Messrs. Kelly and Powell are each fully responsible for personal income tax liability associated with personal use of our corporate aircraft, and we do not provide tax assistance with respect to this imputed income (i.e., no “gross-ups”).

Additional information regarding personal benefits for our named executive officers is provided in the Summary Compensation Table and the accompanying footnotes. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers and may make changes as we deem appropriate.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that encourage our executives to remain employed by us. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

Executive Severance Arrangements

The severance agreements we have entered into with each of Messrs. Kelly, Powell, Leyden and Hicks provide payments and other benefits to the named executive officer if we terminate his employment for any reason other than death, disability or “cause” (as defined in the severance agreements) or if he terminates employment for “good reason” (as defined in the severance agreements), except in circumstances covered by the change in control agreements described below. The severance compensation for each executive officer consists of continued payment of the executive’s base salary during a “severance compensation period” (as defined in the severance agreements) following termination of 24 months for each of Messrs. Kelly and Powell, and nine to 12 months for each of Messrs. Leyden and Hicks, based on the length of his service. Under these agreements, in the event the executive is terminated before the last day, but after the completion of at least six months, of a performance period, the executive also may receive payment of a pro-rated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment terminated (the “pro-rated payment”); for this purpose, target performance will be assumed with respect to any individual performance component. The agreements also provide the executive with continued health, life and accident insurance for up to the full severance compensation period, as well as certain additional benefits.

Ms. Boylan, an Irish national, is subject to a contract of employment with us that reflects Irish compensation practices. Under the contract, we generally are required to provide her with six months prior notice of termination of her employment (the “notice period”), and we may choose to relieve her of her employee duties during the notice period while continuing to provide salary and contractual benefits to her. Our severance agreement with Ms. Boylan provides that, under circumstances similar to those specified in the other named executive officers’ severance agreements, we will continue to provide her base salary during a “severance compensation period” of nine to 12 months; however, unlike the provisions of the other named executive officers’ severance agreements, her severance compensation period is reduced by the term of the notice period. If applicable, Ms. Boylan also is eligible to receive a pro-rated payment of her annual incentive award for a performance period if she receives her notice of termination before the last day but after completion of at least six months of the performance period; for this purpose, target performance will be assumed with respect to any individual performance component. Ms. Boylan’s severance agreement also provides for continued health, life and accident insurance for up to the full severance compensation period, as well as certain additional benefits.

We believe that these severance arrangements provide a competitive benefit that enhances our ability to retain capable executive officers. See “Potential Payments Upon Termination or Change in Control” below for additional information regarding the terms of the severance agreements.

Change in Control Arrangements

We have change in control agreements with each of the named executive officers, which provide for payments and other benefits to the executive if we terminate the executive’s employment for any reason other than disability or “cause” (as defined in the change in control agreements), or if the executive terminates employment for “good reason” (as defined in the change in control agreements), in each case within two years following a change in control. Such payments include, among other things, payment of the executive’s base salary for a specified period (three years for Mr. Kelly, two years for Mr. Powell, and 18 months for Mr. Leyden, Mr. Hicks and Ms. Boylan) following termination (or, in the case of Ms. Boylan, following the issuance of a notice of termination, subject to reduction if she receives certain benefits under her contract of employment or under Irish law). In addition, such payments include specified multiples (generally, three times for Mr. Kelly, two times for Mr. Powell, and 1.5 times for Mr. Leyden, Mr. Hicks and Ms. Boylan) of the target bonus that would be payable under any company cash bonus plan in the year following termination (in the case of Ms. Boylan, the target bonus that would be payable in the year following the year in which her notice of termination is given). The agreements also provide for a pro-rated target bonus for the portion of the ongoing performance period under a company cash bonus plan that elapsed prior to the executive’s termination (or, in the case of Ms. Boylan, prior to the date her notice of termination is given). The agreements also provide to the executive continued health insurance for up to the period described above during which base salary will continue to be paid.

For a more detailed discussion of the change in control agreements, including a listing of additional payments and other benefits under the agreements, see “Potential Payments Upon Termination or Change in Control,” below. We do not provide tax “gross-ups” in connection with our change of control arrangements.

We entered into the change in control arrangements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change in control. In addition, we want our executives to support a corporate transaction involving a change in control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us.

Retirement Benefits

We provide certain retirement benefits to our executive officers that also are offered to our other employees. In addition, we maintain certain supplemental plans for our executives that are intended to promote tax efficiency and replace the benefit opportunities lost due to regulatory limits on broad-based tax-qualified plans.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan, which is a non-qualified plan under which U.S.-based executives may defer specified amounts of their salary and compensation under the annual incentive compensation program. Salary deferral elections are made annually by eligible executives in respect of salary amounts to be earned in the following year. Deferral elections with regard to a cash incentive award are made by executives no later than six months prior to the end of the performance period applicable to the award. Participants may direct the investment of deferred amounts into a fixed interest fund or one or more notional funds, including a notional Teleflex stock fund. Executives also may defer receipt of shares upon vesting of restricted stock unit awards. Each of our named executive officers, other than Ms. Boylan, is eligible to participate in the Deferred Compensation Plan. Ms. Boylan participates in a different plan, governed by Irish law, under which we provide contributions of 10 to 12 percent of base salary, depending upon the level of her contributions under the plan.

In addition, the named executive officers, other than Ms. Boylan, are eligible to receive a company matching contribution of up to three percent of their annual cash compensation with respect to amounts they defer into the Deferred Compensation Plan. We also credit each named executive officer’s Deferred Compensation Plan account with an amount equal to a specified percentage of his annual cash compensation (five percent for Messrs. Kelly and Powell and three percent for Mr. Leyden and Mr. Hicks), less the maximum matching contribution the participant was eligible to receive under our 401(k) Plan.

See the narrative and table under “Nonqualified Deferred Compensation — 2019” for additional information.

Defined Benefit Arrangements

Through 2008, we provided retirement benefits primarily through a combination of defined benefit and defined contribution arrangements. The defined benefits principally were provided under the Teleflex Incorporated Retirement Income Plan, or “TRIP,” which was a tax qualified defined benefit plan designed to provide benefits to all salaried employees following retirement based upon a formula relating to years of service and annual compensation. Effective December 31, 2008, no further benefits are accrued under the TRIP. Mr. Leyden accrued benefits under the TRIP prior to December 31, 2008. No other named executive officer participated in the TRIP. See the narrative and table under “Pension Benefits – 2019” and the discussion under “Potential Payments Upon Termination or Change in Control” for additional information.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally places a $1 million limitation on the deductibility of compensation paid by a publicly held company to certain of its executive officers. For tax years beginning prior to January 1, 2018 (and specified pre-existing contractual arrangements that provide for payment in 2018 and subsequent years, as described below), certain compensation is exempt from this deduction limitation if it meets the requirements of “performance-based compensation” under Section 162(m). In setting compensation prior to 2018, we structured our annual incentive program and stock options in a manner intended to qualify for this exemption.

As part of federal tax reform legislation that was enacted in December 2017, commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), the performance-based compensation exemption under Section 162(m) was eliminated for tax years commencing after December 31, 2017. The TCJA also expanded the number of executive officers who are subject to the deductibility limit. As a result, beginning in 2018, all compensation we pay to specified executive officers is subject to the deductibility limit, other than payments under certain “written binding contracts” in effect on November 2, 2017, as described below. Nevertheless, as was the case in previous years, our principal consideration in authorizing compensation for our named executive officers is whether we believe such compensation facilitates the achievement of the objectives described above under “Executive Compensation Overview – Compensation Objectives.” Accordingly, we believe it is important to retain the flexibility to compensate executives in a manner designed to meet these objectives, even if such compensation is potentially not deductible for tax purposes.

The TCJA provides that its elimination of the performance-based compensation exemption under Section 162(m) does not apply with respect to compensation under a “written binding contract” that was in effect on November 2, 2017 and is not materially modified thereafter. We believe that compensation expense we incur with respect to the exercise of stock options and, under certain limited circumstances, restricted stock units granted prior to November 2, 2017 will continue to be deductible under applicable regulations.

CLAWBACK POLICY

Under our Policy Regarding Recoupment of Executive Incentive-Based Compensation, the Board may, to the extent permitted by governing law, direct us to recover or cancel all or a portion of any incentive-based compensation awarded to any of our current or former executive officers (defined to include, for this purpose, any current or former chief accounting officer) based upon the achievement of certain financial results if:

•

the financial results upon which the award was based were subsequently the subject of an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws;

•	the current or former executive officer engaged in fraud, willful misconduct or gross negligence that was a significant contributing factor in causing the restatement; and

•	a lower award would have been made to the current or former executive officer based upon the restated financial results.

The amount of incentive-based compensation that we may seek to recover is, to the extent permitted by applicable law and subject to the discretion of the Board, the amount received by the current or former executive officer during the three-year period preceding the date on which we are required to prepare an accounting restatement that is in excess of the amount that the current or former executive officer would have received under the accounting restatement.

In determining whether to require a current or former executive officer to reimburse us or forfeit an award, and, if required, the amount of any such reimbursement or forfeiture, the Board may take into account such considerations as it deems appropriate. The Board also may delegate one or more of its duties or powers under the policy to one or more committees of the Board consisting solely of independent directors.

Any recoupment under the policy will be in addition to, and will not preclude, any other remedies that may be available to Teleflex.

STOCK OWNERSHIP GUIDELINES

We maintain stock ownership guidelines for our named executive officers and other executives to further align the interests of management with those of our stockholders and to further encourage long-term performance. The ownership guidelines are expressed in terms of stock ownership value, which consists of the value of common stock owned by the executive and members of his or her immediate family who reside with the executive, and the value attributable to shares in our 401(k) plan, restricted stock units and a portion of stock options held by the executive (described below), as a multiple of that executive’s base salary, as follows:

Position	Required Stock Ownership Value (as a multiple of base salary)
Chief Executive Officer	5 x base salary
Other Executive Officers	2 x base salary

Each of our executive officers has until five years after the date of his or her appointment or promotion to an executive officer position to satisfy the required stock ownership value. The guidelines applicable to each of our current executive officers at December 31, 2019, and the executive officer’s progress towards achieving the required stock ownership value, are shown on the following table:

Name	Applicable Base Salary(1)	Required Stock Ownership Value	Stock Ownership Value at 12/31/2019(2)
Liam J. Kelly	$875,500	$4,377,500	$29,654,000
Thomas E. Powell	$555,810	$1,111,620	$11,314,000
James J. Leyden	$365,420	$730,814	$12,518,000
Cameron P. Hicks	$331,590	$663,180	$7,239,000
Karen T. Boylan	$299,993	$599,986	$3,184,000

(1)

Applicable base salary refers to the base salaries in effect on December 31, 2019. We pay Ms. Boylan’s cash compensation in euros. The applicable base salary for Ms. Boylan was converted to U.S. dollars using the exchange rate in effect as of December 31, 2019 of 0.891544 euros per dollar.

(2)

Stock ownership value is calculated based on the number of shares owned by the executive or members of his or her immediate family residing in the same household, shares held for the executive’s account in our 401(k) plan and restricted stock units held by the executive, multiplied by the closing market price of a share of our common stock on December 31, 2019, as reported by the New York Stock Exchange. In addition, stock ownership value includes one-half of the aggregate amount by which shares underlying vested, “in-the-money” stock options held by the executive, multiplied by the closing stock price of a share of our common stock on December 31, 2019, exceeds the aggregate exercise price of those options.

PLEDGING AND HEDGING POLICIES

We have a policy that prohibits our directors and executive officers, as well as certain other individuals who may be designated from time to time, from (i) purchasing Teleflex securities on margin, or borrowing against any account in which Teleflex securities are held, or pledging Teleflex securities as collateral for a loan, and (ii) trading in options, warrants, puts and calls or similar instruments on Teleflex’s securities or selling such securities “short,” as well as from engaging in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Teleflex’s equity securities.

2019 STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2019 annual meeting, our stockholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the SEC’s compensation disclosure rules, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2019 annual meeting. The stockholder vote in favor of named executive officer compensation totaled approximately 95.9 percent of all votes cast, including abstentions. We considered the results of the advisory vote and determined that, in light of this strong stockholder support, no revisions to our executive officer compensation program need be made in response to the vote.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Teleflex has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference, in Teleflex’s Annual Report on Form 10-K for the year ended December 31, 2019.

COMPENSATION COMMITTEE

GEORGE BABICH, JR., CHAIR

ANDREW A. KRAKAUER		STUART A. RANDLE

CEO PAY RATIO

SEC regulations require that we provide a comparison of the annual total compensation of Liam J. Kelly, our Chief Executive Officer in 2019, to the median of the annual total compensation of our employees other than Mr. Kelly. For purposes of providing the comparison, in accordance with SEC regulations, we identified a “median employee” and compared Mr. Kelly’s annual total compensation to that of the median employee. For 2019, our last completed fiscal year:

•	Mr. Kelly’s annual total compensation was $6,782,758.

•	Our median employee’s annual total compensation was $46,589.

•	The ratio of Mr. Kelly’s annual total compensation to our median employee’s annual total compensation was 146 to 1.

SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures. In addition, for purposes of providing our pay ratio disclosure, SEC rules allow us to identify our median employee once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the prior pay ratio disclosure. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change in our employee population or employee compensatory arrangements that would significantly impact our prior year’s pay ratio disclosure, and thus used the same median employee that we identified in 2018.

Methodology

Date Used to Determine Employee Population and Median Employee

For purposes of identifying the median employee in 2018, we selected October 1, 2018 to be the date as of which we would determine our employee population.

Composition of Employee Population

We determined that, as of October 1, 2018, we had 14,116 employees globally. Of that amount, 3,609 were U.S. employees and 10,507 were non-U.S. employees. To simplify the determination of the median employee and as permitted by SEC regulations, we excluded 636 employees (approximately 4.5% of our employees) located in 21 countries, comprising all employees in those countries, as set forth in the following table:

Country	No. of Employees
Austria	36
Brazil	4
Canada	28
Chile	5
Colombia	5
Greece	28
Israel	1
Italy	89
Japan	72
South Korea	24

Country	No. of Employees
Netherlands	21
New Zealand	7
Poland	16
Portugal	4
Singapore	87
Slovakia	3
South Africa	47
Spain	65
Switzerland	12
Taiwan	5
United Kingdom	77
Total	636

After excluding the employees listed above, we determined the identity of our median employee from a population of 13,480 employees, including 3,609 U.S. employees and 9,871 non-U.S. employees.

Pay Data Used

To identify the median employee, we derived compensation information from our payroll records covering the 12-month period from October 1, 2017 to September 30, 2018. Our payroll data includes cash compensation for each employee, including base pay, bonuses, commissions and overtime pay. We converted the amount of compensation paid to non-U.S. employees to U.S. dollars using average foreign currency exchange rates for the period from October 1, 2017 to September 30, 2018. We also annualized compensation data for permanent full-time employees hired during the period from October 1, 2017 to September 30, 2018.

The employee whose cash compensation was the median of the cash compensation paid to the employee population, determined as described above, and after giving effect to the cost of living adjustment described below, is the median employee for purposes of the comparison to Mr. Kelly’s annual total compensation.

Cost of Living Adjustments

As part of the methodology we used to identify the median employee, we made cost of living adjustments to the compensation of non-U.S. employees to reflect the cost of living in the U.S., where Mr. Kelly resides. The cost of living adjustments were made through application of purchasing power parity conversion ratios that were obtained from numbeo.com, a public database of reported consumer prices and other statistics. We selected conversion ratios based upon the city closest to the facility in which our employees were employed. Because the median employee identified after application of the cost of living adjustment resides in the U.S., no cost of living adjustment was made with regard to the median employee’s compensation. Had we not made the cost of living adjustments with respect to our non-U.S. employees in determining our median employee in 2018, we would have had a different median employee, who works in the Czech Republic. Such individual’s annual total compensation in 2019 would have been $24,750. As a result, the ratio of Mr. Kelly’s compensation to the median employee’s compensation would have been 274 to 1.

SUMMARY COMPENSATION TABLE – 2019

The following table sets forth compensation information with respect to the persons who served as our Chief Executive Officer and Chief Financial Officer, and with respect to each of our four other most highly compensated executive officers during 2019 (including Ms. Boylan, who ceased to be an executive officer in December 2019), determined in accordance with SEC regulations. These individuals are referred to in this Proxy Statement as the “named executive officers.”

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Liam J. Kelly(7) President and Chief Executive Officer	2019 2018 2017	$868,635 $845,669 $616,777	– – –	$2,047,401 $1,804,153 $630,055	$2,407,030 $2,012,595 $1,156,313	$1,197,048 $1,201,956 $692,952	– – –	$262,644 $244,113 $203,958	$6,782,758 $6,108,486 $3,300,055

Thomas E. Powell Executive Vice President and Chief Financial Officer	2019 2018 2017	$551,451 $535,387 $520,454	– – –	$962,044 $814,840 $472,448	$1,131,010 $908,906 $867,225	$495,609 $500,287 $548,187	$4,618 $864 –	$157,914 $127,291 $109,158	$3,302,646 $2,887,575 $2,517,472

James J. Leyden Corporate Vice President, General Counsel and Secretary	2019 2018 2017	$362,555 $347,705 $321,931	– – –	$444,183 $414,277 $259,060	$522,036 $462,231 $475,522	$194,363 $193,381 $235,296	$20,337 $51 $10,282	$34,998 $35,243 $31,299	$1,578,472 $1,452,888 $1,333,390

Cameron P. Hicks Corporate Vice President, Human Resources and Communications	2019 2018 2017	$328,989 $317,803 $304,581	– – –	$295,933 $278,809 $174,079	$348,024 $310,978 $319,420	$177,405 $176,750 $171,099	– – –	$51,469 $44,734 $47,041	$1,201,820 $1,129,074 $1,078,349

Karen T. Boylan(8) Corporate Vice President, Strategic Projects	2019 2018	$288,588 $257,689	– –	$160,293 $127,810	$188,479 $142,836	$154,320 $143,317	– –	$55,895 $59,250	$847,575 $730,902

(1)

Messrs. Kelly, Powell and Hicks deferred $69,491, $27,573 and $9,870, respectively, of their 2019 salary into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2019” for additional information.

(2)

The amounts shown in this column include the aggregate grant date fair value of the restricted stock units and performance stock units we granted to each of the named executive officers in 2019, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating these values is included in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC. See “Grants of Plan-Based Awards – 2019” for additional information. The grant date fair value of the performance stock units granted to the named executive officers, assuming (i) the target level of performance will be achieved and (ii) the maximum payout level of performance will be achieved, determined in accordance with ASC Topic 718, is set forth in the table below.

Name	Grant Date Fair Value at Target Payout ($)	Grant Date Fair Value at Maximum Payout ($)
Liam J. Kelly	$921,018	$1,842,036
Thomas E. Powell	$432,701	$ 865,403
James J. Leyden	$199,849	$ 399,699
Cameron P. Hicks	$133,233	$ 266,466
Karen T. Boylan	$ 72,117	$ 144,234

(3)

The amounts shown in this column represent the aggregate grant date fair value of the stock options we granted to each of the named executive officers in 2019, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values is included in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC. See “Grants of Plan-Based Awards – 2019” for additional information.

(4)

The amounts shown in this column represent the amounts we paid to each of the named executive officers under the Company’s 2019 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2019 Compensation,” for additional information regarding the annual incentive awards.

(5)

The amounts shown in this column with respect to Mr. Powell reflect above-market interest earned by Mr. Powell in 2019 in respect of deferred compensation under our Deferred Compensation Plan. The amounts shown in this column with respect to Mr. Leyden reflect an increase of $20,223 in the present value of Mr. Leyden’s accumulated pension benefit in 2019 and $114 in above-market interest earned by Mr. Leyden in 2019 in respect of deferred compensation under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2019” and “Pension Benefits – 2019” for additional information, including the present value assumptions used in the calculation of Mr. Leyden’s accumulated pension benefit.

(6)

The amounts shown in this column consist of the components set forth in the table below, which include the matching contributions we made with respect to each named executive officer’s 401(k) plan account, the dollar value of life insurance premiums that we paid for the benefit of each named executive officer and perquisites provided to each named executive officer. With respect to Messrs. Kelly, Powell, Leyden and Hicks, the amounts shown in this column also include the non-elective and (except with respect to Mr. Leyden) matching contributions we made with respect to their deferred compensation accounts under our Deferred Compensation Plan. The amounts set forth below with respect to the costs we incurred to provide the named executive officers with a company automobile are based either on the lease and insurance costs we incurred with respect to the vehicle used by the named executive officer, together with our reimbursement of the named executive officer’s fuel and maintenance costs (with respect to Messrs. Kelly and Powell), or based on the amount of our automobile allowance (with respect to Messrs. Leyden and Hicks and Ms. Boylan). The amount set forth below with respect to the costs we incurred to provide Messrs. Kelly and Powell with personal use of the company aircraft is calculated based upon our actual incremental cost to operate the aircraft, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs.

Name	Defined Contribution Plan Company Contributions	Deferred Compensation Plan Company Contributions	Life Insurance Premiums	Perquisites(a)
Mr. Kelly	$14,000	$151,672	$4,896	$92,076
Mr. Powell	$14,000	$70,155	$3,179	$70,580
Mr. Leyden	$14,000	$8,284	$2,091	$10,623
Mr. Hicks	$14,000	$21,950	$1,896	$13,623
Ms. Boylan	$34,631	–	$651	$20,613

(a)

The amounts shown in this column include the following benefits: (a) for Mr. Kelly, $47,900 in incremental costs we incurred to provide him with personal use of our aircraft, $27,835 in incremental costs we incurred to provide him with use of a company automobile, $12,917 in costs we incurred in connection with financial planning services, $3,000 in incremental costs we incurred in connection with an executive health exam and lesser amounts in respect of de minimis attendee gifts provided to him in connection with our corporate retreats for senior managers; (b) for Mr. Powell, $51,940 in incremental costs we incurred to provide him with personal use of our aircraft, $15,717 in incremental costs we incurred to provide the use of a company automobile, $2,500 in incremental costs we incurred in connection with financial planning services and lesser amounts in respect of de minimis attendee gifts provided to him in connection with our corporate retreats for senior managers; (c) for Mr. Hicks, an automobile car allowance of $10,200, $3,000 in incremental costs we incurred in connection with an executive health exam and lesser amounts in respect of de minimis attendee gifts provided to him in connection with our corporate retreats for senior managers; and (d) for Mr. Leyden and Ms. Boylan, an automobile allowance of $10,200 and $20,190, respectively, and lesser amounts in respect of de minimis attendee gifts provided to them in connection with our corporate retreats for senior managers.

(7)	Mr. Kelly was appointed to the position of President and Chief Executive Officer, effective January 1, 2018.

(8)

We pay Ms. Boylan’s cash compensation in euros. The amounts reported for Ms. Boylan in the “Salary,” “Bonus,” “Non-Equity Incentive Plan Compensation” and the “All Other Compensation” columns (with respect to amounts included in that column other than amounts in the “Stock Awards” and “Option Awards” column) were converted to U.S. dollars using the exchange rate in effect as of December 31 of the year presented. The exchange rate used was 0.891544 euros per dollar for 2019 and 0.873670 euros per dollar for 2018.

GRANTS OF PLAN-BASED AWARDS – 2019

The following table sets forth information regarding our grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2019.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards(5)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold	Target	Maximum	Threshold	Target	Maximum
L. Kelly	2/19/2019 2/26/2019 2/26/2019 2/26/2019	2/19/2019 2/19/2019 2/19/2019 2/19/2019	$249,733 – – –	$998,930 – – –	$1,997,860 – – –	– – – 30	– – – 3,014	– – – 7,535	– – 3,960 –	– 35,273 – –	– $288.38 – –	– $2,407,030 $1,126,382 $921,018

T. Powell	2/18/2019 2/26/2019 2/26/2019 2/26/2019	2/18/2019 2/18/2019 2/18/2019 2/18/2019	$103,397 – – –	$413,588 – – –	$827,176 – – –	– – – 14	– – – 1,416	– – – 3,540	– – 1,861 –	– 16,574 – –	– $288.38 – –	– $1,131,010 $529,343 $432,701

J. Leyden	2/18/2019 2/26/2019 2/26/2019 2/26/2019	2/18/2019 2/18/2019 2/18/2019 2/18/2019	$40,788 – – –	$163,150 – – –	$326,300 – – –	– – – 7	– – – 654	– – – 1,635	– – 859 –	– 7,650 – –	– $288.38 – –	– $522,036 $244,334 $199,849

C. Hicks	2/18/2019 2/26/2019 2/26/2019 2/26/2019	2/18/2019 2/18/2019 2/18/2019 2/18/2019	$37,011 – – –	$148,045 – – –	$296,090 – – –	– – – 4	– – – 436	– – – 1,090	– – 572 –	– 5,100 – –	– $288.38 – –	– $348,024 $162,700 $133,233

K. Boylan	2/18/2019 2/26/2019 2/26/2019 2/26/2019	2/18/2019 2/18/2019 2/18/2019 2/18/2019	$32,466 – – –	$129,865 – – –	$259,730 – – –	– – – 2	– – – 236	– – – 590	– – 310 –	– 2,762 – –	– $288.38 – –	– $188,479 $88,176 $72,117

(1)

Represents the threshold, target and maximum payments the named executive officer was eligible to receive based upon achievement of the performance measures under our 2019 annual incentive program. The amounts we actually paid to each named executive officer under the program are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2019 Compensation,” for additional information regarding the annual incentive awards.

(2)

Represents the threshold, target and maximum number of shares the named executive officer is eligible to receive based upon achievement of the performance measures with respect to performance stock units granted to each named executive officer under our 2014 Stock Incentive Plan. See the section entitled “Equity Incentive Compensation – Performance Stock Units” under “Compensation Discussion and Analysis – 2019 Compensation” for additional information regarding the performance stock units. The threshold amount assumes the maximum reduction in PSUs underlying the PSU award after application of the RTSR Modifier, and the maximum amount assumes the maximum increase in PSUs underlying the PSU award after application of the RTSR Modifier.

(3)

The amounts shown in this column reflect the number of shares of our common stock underlying restricted stock units granted to each named executive officer under our 2014 Stock Incentive Plan. All of the restricted stock units granted to the named executive officers will vest on the third anniversary of the grant date. Upon vesting, the restricted stock units are settled by the delivery to a named executive officer of shares of our common stock on the basis of one share of common stock for each restricted stock unit held by the named executive officer, unless the named executive offer elects to defer receipt of the shares. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2019 Compensation,” for additional information regarding the restricted stock units.

(4)

The amounts shown in this column reflect the number of shares of our common stock underlying options we granted to each named executive officer under our 2014 Stock Incentive Plan. The options vest in three equal annual installments beginning on the first anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2019 Compensation,” for additional information regarding the stock option awards.

(5)	Stock options awarded under our 2014 Stock Incentive Plan have an exercise price equal to the closing market price of our common stock on the effective date of grant.

(6)

The amounts shown in this column represent the aggregate grant date fair value of the restricted stock units, performance stock units and option awards granted in 2019, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values is included in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2019

The following table sets forth information with respect to the outstanding stock options, unvested restricted stock units and unvested performance stock units held by each named executive officer on December 31, 2019.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
		Exercisable	Unexercisable(1)
L. Kelly	2/26/2019	–	–	–	–	–	–	3,014	$1,134,590
	2/26/2019	–	–	–	–	3,960	$1,490,702	–	–
	2/26/2019	–	35,273	$288.38	2/26/2029	–	–	–	–
	6/22/2018	–	–	–	–	–	–	2,726	$1,026,175
	2/27/2018	–	–	–	–	4,120	$1,550,933	–	–
	2/27/2018	11,558	23,118	$253.72	2/27/2028	–	–	–	–
	2/28/2017	–	–	–	–	3,366	$1,267,097	–	–
	2/28/2017	19,442	9,721	$191.18	2/28/2027	–	–	–	–
	5/3/2016	3,366	–	$157.46	5/3/2026	–	–	–	–
	3/1/2016	33,211	–	$144.79	3/1/2026	–	–	–	–
	5/5/2015	7,380	–	$123.04	5/5/2025	–	–	–	–
	2/25/2015	29,084	–	$121.00	2/25/2025	–	–	–	–
	4/1/2014	3,081	–	$107.47	4/1/2024	–	–	–	–
	2/26/2014	23,175	–	$101.12	2/26/2024	–	–	–	–
	3/14/2013	3,579	–	$82.26	3/14/2023	–	–	–	–
	2/26/2013	22,383	–	$78.62	2/26/2023	–	–	–	–
	6/25/2012	6,711	–	$59.96	6/25/2022	–	–	–	–
	2/28/2012	11,263	–	$59.75	2/28/2022	–	–	–	–

T. Powell	2/26/2019	–	–	–	–	–	–	1,416	$533,039
	2/26/2019	–	–	–	–	1,861	$700,555	–	–
	2/26/2019	–	16,574	$288.38	2/26/2029	–	–	–	–
	6/22/2018	–	–	–	–	–	–	1,231	$463,398
	2/27/2018	–	–	–	–	1,861	$700,555	–	–
	2/27/2018	5,220	10,440	$253.72	2/27/2028	–	–	–	–
	2/28/2017	–	–	–	–	2,524	$950,135	–	–
	2/28/2017	14,581	7,291	$191.18	2/28/2027	–	–	–	–
	3/1/2016	31,882	10,628	$144.79	3/1/2026	–	–	–	–
	5/5/2015	4,613	–	$123.04	5/5/2025	–	–	–	–
	2/25/2015	9,339	–	$121.00	2/25/2025	–	–	–	–

J. Leyden	2/26/2019	–	–	–	–	–	–	654	$246,192
	2/26/2019	–	–	–	–	859	$323,362	–	–
	2/26/2019	–	7,650	$288.38	2/26/2029	–	–	–	–
	6/22/2018	–	–	–	–	–	–	626	$235,651
	2/27/2018	–	–	–	–	946	$356,112	–	–
	2/27/2018	2,654	5,310	$253.72	2/27/2028	–	–	–	–
	2/28/2017	–	–	–	–	1,384	$520,993	–	–
	2/28/2017	7,995	3,998	$191.18	2/28/2027	–	–	–	–
	3/1/2016	16,100	–	$144.79	3/1/2026	–	–	–	–
	2/25/2015	12,336	–	$121.00	2/25/2025	–	–	–	–
	2/26/2014	5,513	–	$101.12	2/26/2024	–	–	–	–
	3/14/2013	402	–	$82.26	3/14/2023	–	–	–	–
	2/26/2013	1,832	–	$78.62	2/26/2023	–	–	–	–
	2/28/2012	2,513	–	$59.75	2/28/2022	–	–	–	–
	3/1/2011	3,400	–	$57.78	3/1/2021	–	–	–	–
	3/1/2010	3,200	–	$61.34	3/1/2020	–	–	–	–

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
		Exercisable	Unexercisable(1)

C. Hicks	2/26/2019	–	–	–	–	–	–	436	$164,128
	2/26/2019	–	–	–	–	572	$215,324	–	–
	2/26/2019	–	5,100	$288.38	2/26/2029	–	–	–	–
	6/22/2018	–	–	–	–	–	–	421	$158,481
	2/27/2018	–	–	–	–	637	$239,792	–	–
	2/27/2018	1,786	3,572	$253.72	2/27/2028	–	–	–	–
	2/28/2017	–	–	–	–	930	$350,089	–	–
	2/28/2017	5,370	2,686	$191.18	2/28/2027	–	–	–	–
	3/1/2016	10,999	–	$144.79	3/1/2026	–	–	–	–
	2/25/2015	9,227	–	$121.00	2/25/2025	–	–	–	–
	2/26/2014	5,664	–	$101.12	2/26/2024	–	–	–	–
	4/8/2013	4,892	–	$85.54	4/8/2023	–	–	–	–

K. Boylan	2/26/2019	–	–	–	–	–	–	236	$88,840
	2/26/2019	–	–	–	–	310	$116,696	–	–
	2/26/2019	–	2,762	$288.38	2/26/2029	–	–	–	–
	6/22/2018	–	–	–	–	–	–	193	$72,653
	2/27/2018	–	–	–	–	292	$109,920	–	–
	2/27/2018	820	1,641	$253.72	2/27/2028	–	–	–	–
	2/28/2017	–	–	–	–	427	$160,740	–	–
	2/28/2017	2,466	1,234	$191.18	2/28/2027	–	–	–	–
	3/1/2016	5,075	–	$144.79	3/1/2026	–	–	–	–
	2/25/2015	5,616	–	$121.00	2/25/2025	–	–	–	–
	7/28/2014	1,704	–	$106.78	7/28/2024	–	–	–	–
	2/26/2014	2,701	–	$101.12	2/26/2024	–	–	–	–
	2/26/2013	1,000	–	$78.62	2/26/2023	–	–	–	–

(1)	All stock options vest in three equal annual increments beginning on the first anniversary of the date of grant.

(2)	The outstanding restricted stock units fully vest on the third anniversary of the grant date.

(3)

The amounts set forth in this column represent the market value of the unvested restricted stock units held by the named executive officer based on a market price of $376.44 per share, which was the closing price of our common stock on December 31, 2019, as reported by the New York Stock Exchange.

(4)	Subject to the actual level of performance achieved, performance stock units granted in (a) 2018 will vest on February 27, 2021 and (b) 2019 will vest on the third anniversary of the grant date.

(5)

Assumes that target performance is achieved with respect to the performance stock units, without application of the RTSR Modifier. If maximum performance is achieved (including the maximum increase in performance stock units after application of the RTSR Modifier), the number of shares (and market value of such shares) to be issued following vesting of performance stock units (a) granted in 2019 is as follows: Mr. Kelly, 7,535 shares ($2,836,475); Mr. Powell, 3,540 shares ($1,332,598); Mr. Leyden 1,635 shares ($615,479); Mr. Hicks, 1,090 shares ($410,320); and Ms. Boylan 590 shares ($222,100); and (b) granted in 2018 is as follows: Mr. Kelly, 6,815 shares ($2,565,439); Mr. Powell, 3,078 shares ($1,158,682); Mr. Leyden 1,565 shares ($589,129); Mr. Hicks, 1,053 shares ($396,391); and Ms. Boylan 483 shares ($181,821). The market value of the unvested performance stock units is calculated based on a market price of $376.44 per share, which was the closing price of our common stock on December 31, 2019, as reported by the New York Stock Exchange.

OPTION EXERCISES AND STOCK VESTED – 2019

The following table sets forth information regarding the number of shares acquired on the exercise of stock options and upon the vesting of restricted stock units held by the named executive officers during the fiscal year ended December 31, 2019.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Liam J. Kelly	–	–	3,747	$1,105,571
Thomas E. Powell	50,000	$11,398,169	3,262	$960,692
James J. Leyden	1,300	$317,577	1,647	$485,058
Cameron P. Hicks	9,500	$2,217,843	1,125	$331,324
Karen T. Boylan	1,149	$294,397	519	$152,851

(1)

The value realized is equal to the difference between the market price per share of the shares acquired on the date of exercise (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the date of exercise) and the exercise price, multiplied by the number of shares underlying the options.

(2)

The value realized is equal to the market price per share on the vesting date (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the vesting date) multiplied by the number of restricted stock units that vested; the restricted stock units were settled upon vesting by the delivery to the named executive of shares of our common stock on the basis of one share for each restricted stock unit held.

PENSION BENEFITS – 2019

We have sponsored the Teleflex Incorporated Retirement Income Plan (“TRIP”), a qualified defined benefit pension plan. Effective January 1, 2006, the TRIP was closed to new employees, and, effective January 1, 2009, no further benefits could be accrued under the TRIP.

Under the TRIP, a participant accumulated units of annual pension benefit for each year of service. With respect to the years of service applicable to the named executive officers, a participant’s unit was equal to 1.375% of his or her prior year’s annual plan compensation not in excess of social security covered compensation, plus 2.0% of such compensation in excess of the social security covered compensation. The annual plan compensation taken into account under this formula included base salary and annual incentive award payments.

Participants in the TRIP generally vested in their plan benefits after completing five years of qualifying service or, if earlier, upon reaching normal retirement age, which, for purposes of the TRIP, is age 65. In addition to the normal retirement benefit, the TRIP provides reduced benefits upon early retirement, which may occur after a participant has reached age 60 and has completed 10 years of qualifying service. The TRIP also provides limited benefits upon termination due to disability.

Mr. Leyden is the only named executive officer who currently participates in the TRIP and has vested in his plan benefits. Messrs. Kelly, Powell and Hicks and Ms. Boylan have not participated in the TRIP because their employment commenced after the date on which the TRIP was closed to new participants. The table below shows, as of December 31, 2019, the number of years of service credited under the TRIP to Mr. Leyden and the present value of the accumulated benefit payable to Mr. Leyden under the TRIP.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
James J. Leyden	TRIP	4.0	$199,209	–

(1)

The accumulated benefit is based on service and earnings for the period through December 31, 2008, after which no further benefits could be accrued. The present value has been calculated assuming Mr. Leyden will commence receipt of benefits at age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions described in note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC. The discount rate assumption is 3.31%, and the mortality assumption is based on the PRI-2012 white collar generational mortality table, using Scale MP 2019 for projection of mortality improvement.

NONQUALIFIED DEFERRED COMPENSATION – 2019

We maintain our Deferred Compensation Plan, under which executives, including the named executive officers, may defer up to 100 percent of their cash compensation (salary and annual incentive awards). Participants also may defer receipt of shares of our common stock underlying restricted stock units and performance stock units. Salary and stock deferral elections are made by eligible executives in December of each year in respect of salary to be earned and restricted stock unit and performance stock unit awards to be granted in the following year. With respect to deferral elections for annual incentive awards, the election must be made no later than six months prior to the end of the performance period applicable to such award. Participants in our Deferred Compensation Plan may direct the investment of deferred cash amounts into a fixed interest fund or one or more notional funds, and the value of the participants’ investments will increase or decrease based on the applicable fixed income rate or performance of the underlying securities. Stock deferrals are invested in the Teleflex stock fund.

In addition, we provide a matching contribution to certain executives’ accounts with respect to cash amounts deferred by those executives into the Deferred Compensation Plan, generally up to an amount equal to three percent of the participant’s annual cash compensation. A participant will become vested in our matching contributions once the participant has completed two years of service or, if earlier, upon reaching age 65, or upon death or total disability. We also provide non-elective contributions to executives’ accounts in an amount equal to a specified percentage (five percent with respect to Messrs. Kelly and Powell and three percent with respect to all other executives eligible to receive non-elective contributions, including Messrs. Leyden and Hicks) of the participant’s annual cash compensation, less the maximum matching contribution the participant is eligible to receive under our 401(k) Plan. A participant will become vested in the additional contribution once the participant has completed five years of service or, if earlier, upon reaching age 65, death or total disability.

The following table shows the notional funds available under the Deferred Compensation Plan and their respective annual rate of return for the calendar year ended December 31, 2019. Account balances in the Teleflex stock fund must remain in that fund and cannot be transferred to any other investment option. Additionally, distributions of balances invested in the Teleflex stock fund are made in the form of shares of Teleflex stock; distributions from other funds are payable in cash.

Name of Fund	Rate of Return
Fixed Income Fund	4.32%
Vanguard 500 Index	31.33%
Vanguard Mid-Cap Index	30.86%
Vanguard Small-Cap Index	27.22%
Teleflex Stock Fund	45.38%

A participant may elect to receive payment of deferred amounts, either in a lump-sum or in annual installments over a period of five or ten years, commencing upon separation from service, on a fixed date following separation from service or on an alternative date selected by the participant. Changes in the time or form of payment may be made in compliance with advance notice requirements under the plan, provided that the commencement of the revised payment schedule must be deferred by at least five years from the original commencement date.

The following table sets forth information for the fiscal year ended December 31, 2019 regarding contributions, earnings and balances under our deferred compensation plan for each named executive officer.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End(4)
Liam J. Kelly	$466,151	$151,672	$314,685	–	$1,569,801
Thomas E. Powell	$77,601	$70,155	$40,651	–	$1,124,399
James J. Leyden	–	$8,284	$989	–	$30,589
Cameron P. Hicks	$27,545	$21,950	$40,686	–	$190,918
Karen T. Boylan	–	–	–	–	–

(1)

The amounts set forth in this column with respect to each of our named executive officers, other than Mr. Kelly, consist of cash compensation amounts deferred by the named executive officer. With respect to Mr. Kelly, the amounts set forth in this column consist of cash compensation amounts and restricted stock awards deferred by Mr. Kelly. The value of the restricted stock awards deferred by Mr. Kelly was calculated based on the market price per share on the vesting date (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the vesting date) multiplied by the number of restricted stock units that vested. The cash compensation amounts reflected in the table are included in the Summary Compensation Table for 2019 in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)

The amounts set forth in this column consist of non-elective and (other than with respect to Mr. Leyden) matching contributions made to each named executive officer’s account under our Deferred Compensation Plan. Non-elective contributions were made for Messrs. Kelly, Powell, Leyden and Hicks in the amounts of $89,554, $38,603, $8,284 and $6,778, respectively. Matching contributions made for Messrs. Kelly, Powell and Hicks were $62,118, $31,552 and $15,172, respectively. The amounts set forth in this column are included in the Summary Compensation Table in the “All Other Compensation” column for 2019.

(3)

The amounts set forth in this column consist of aggregate interest or other earnings or losses accrued during 2019 for each named executive officer’s account. With respect to Messrs. Powell and Leyden, the amount set forth in this column also includes above-market earnings of $418 and $18, respectively, which are included in the Summary Compensation Table for 2019 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

(4)

The following amounts were reported in the Summary Compensation Table in prior years: Mr. Kelly, $224,558 (2015 through 2018); Mr. Powell, $403,717 (2013 through 2018); Mr. Leyden, $20,409 (2016 through 2018); and Mr. Hicks $30,320 (2016 and 2018).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on December 31, 2019. The information in this section does not include information relating to the following:

•	Benefits payable under the Teleflex Retirement Income Plan. See “Pension Benefits – 2019” for information regarding this plan;

•

distributions under our deferred compensation plan, other than enhanced payments in connection with a change in control. See “Nonqualified Deferred Compensation – 2019” for information regarding this plan;

•	restricted stock units and shares underlying options that vested prior to the termination event. See the “Outstanding Equity Awards at Fiscal Year-End – 2019” table;

•	short-term incentive payments that would not be increased due to the termination event;

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies that we maintain for the benefit of our named executive officers; and

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) plan.

Employment and Severance Arrangements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event we terminate their employment without “cause,” as defined in the agreements, or if the executive terminates employment for “good reason,” as defined in the agreements, other than in connection with a change of control. The severance compensation consists of the following:

•

continued payment of the executive’s base salary for a period of 24 months with respect to Messrs. Kelly and Powell and three weeks for each year of full-time employment (subject to a minimum period of nine months and a maximum period of 12 months) with respect to Messrs. Leyden and Hicks and Ms. Boylan (the “Severance Period”) (see footnote 1 to the table below for information regarding the length of the Severance Period for each named executive officer as of December 31, 2019); provided that, in the case of Ms. Boylan, the severance period will be reduced by any contractual notice period to which she is entitled under her employment agreement and the amount of her base salary payment will be reduced by any statutory “redundancy payment” to which she is entitled under Irish law;

•

if the executive is terminated before the last day (or, in the case of Ms. Boylan, if a notice of termination of employment is issued to her before the last day), but after the completion of at least six months, of a performance period under the annual incentive plan, the payment of a prorated amount of the annual incentive award the executive would have been entitled to receive for the year in which his or her employment was terminated (for purposes of the proration, the individual performance component will be equal to the target award for the component);

•

continued health, life and accident insurance, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect, until the end of the Severance Period or until the executive is eligible for such benefits in connection with future employment, whichever occurs first; at our option, we may choose to provide to the executive a monthly cash payment equal to the executive’s after-tax cost to obtain comparable health insurance coverage from commercial sources, subject to the executive bearing a portion of the cost in accordance with our policy then in effect for employee cost sharing (provided that, in the case of Ms. Boylan, in the event continued coverage is not permitted under the relevant plan, we will pay, subject to statutory deductions, an amount equivalent to the cost of coverage on the same basis as if they continued to participate);

•

with respect to Messrs. Kelly and Powell, a payment during the Severance Period of a cash allowance equal to the amount it would cost the executive to lease the automobile utilized by the executive at the time of his or her termination; and

•	reimbursement for executive outplacement services in an amount up to €18,000 with respect to Ms. Boylan and $20,000 with respect to each of the other executives.

The following table sets forth the potential post-termination payments and benefits the eligible named executive officers would be entitled to receive under the agreements and policies described above, assuming the triggering event under the agreements occurred on December 31, 2019.

Name	Base Salary(1)	Annual Cash Incentive Award Payments(2)	Health Benefits(3)	Life and Accident Insurance(4)	Auto- mobile(5)	Executive Outplacement(6)	Total
L. Kelly	$1,751,000	$1,197,048	$36,799	$9,792	$62,927	$20,000	$3,077,566
T. Powell	$1,111,620	$495,609	$36,799	$6,358	$52,154	$20,000	$1,722,540
J. Leyden	$295,147	$194,363	$12,830	$1,568	–	$20,000	$523,908
C. Hicks	$248,693	$177,405	$13,738	$1,422	–	$20,000	$461,258
K. Boylan(7)	$224,994	$154,320	$3,068	$488	–	$20,190	$403,060

(1)

The amounts set forth in this column reflect the amounts the named executive officers would be entitled to receive based upon salaries in effect as of December 31, 2019, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the amounts will be provided: Messrs. Kelly and Powell, 24 months; and Messrs. Leyden and Hicks and Ms. Boylan, nine months.

(2)	The amounts set forth in this column reflect the actual cash incentive award each executive received for 2019, as reflected in the Summary Compensation Table.

(3)

The amounts set forth in this column have been calculated based upon the health coverage rates in effect as of December 31, 2019, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which coverage will be provided: Messrs. Kelly and Powell, 24 months; and Messrs. Leyden and Hicks and Ms. Boylan, nine months.

(4)

The amounts set forth in this column have been calculated based upon the life and accident insurance rates in effect as of December 31, 2019, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the insurance will be provided: Messrs. Kelly and Powell, 24 months; and Messrs. Leyden and Hicks and Ms. Boylan, nine months.

(5)

The amounts set forth in this column are based upon automobile lease rates in effect as of December 31, 2019, and, in accordance with the terms of the applicable agreement, based upon the 24-month period for which the vehicle allowance will be provided.

(6)	The amounts set forth in this column represent the maximum payment the named executive officer would be entitled to receive for outplacement services under the applicable agreement.

(7)

The amounts shown for Ms. Boylan, who receives her cash compensation in euros, have been converted to U.S. dollars using an exchange rate of 0.891544 euros per dollar, which was the exchange rate in effect as of December  31, 2019.

Change-in-Control Arrangements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event that a Change in Control (as defined in the agreements) occurs, and the executive’s employment is terminated within two years after the Change in Control either by the executive for “good reason,” as defined in the agreement, or by us for any reason other than “disability” or “cause,” each as defined in the agreements. The severance compensation consists of the following:

•

if no amount has been awarded to the executive under any plan providing for payment of a cash bonus in the year of termination (or, in the case of Ms. Boylan, in the year in which a notice of termination is given), the executive will receive a bonus payment equal to the target award under such plan;

•

the executive’s target bonus under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated, prorated based on the number of days the executive was employed during the applicable performance period under such bonus plan (or, in the case of Ms. Boylan, the number of days during the applicable performance period prior to the date on which a notice of termination is given);

•

payment of the executive’s base salary (based on the highest salary rate in effect for the executive at the time of, or at any time after the Change in Control) for a specified period after termination of employment (or, in the case of Ms. Boylan, in the year in which a notice of termination is given), which period is equal to three years for Mr. Kelly, two years for Mr. Powell and 18 months for Messrs. Leyden and Hicks and Ms. Boylan (the “CIC Severance Period”), provided that, in the case of Ms. Boylan, this amount will be reduced by any statutory “redundancy payment” to which she is entitled under Irish law and any base salary payments she receives during any termination notice period;

•

in the case of Messrs. Kelly and Powell, annual payments during the applicable CIC Severance Period, each equal to the sum of the target awards under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated (collectively, the “Target Award”); and in the case of Messrs. Leyden and Hicks and Ms. Boylan, two annual payments during the CIC Severance Period, the first of which will be equal to 100 percent of the Target Award and the second of which shall be equal to 50 percent of the Target Award;

•

continuation of health insurance during the CIC Severance Period or, if the executive is not eligible for continued coverage after termination, reimbursement during the CIC Severance Period, on an after-tax basis, of any premiums the executive is required to pay in order to maintain coverage at a level comparable to the coverage the executive last elected for himself or herself, and the executive’s spouse and dependents under our health care plan, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect for employee participation in premiums;

•

in the case of Messrs. Kelly and Powell, payment during the CIC Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination;

•

with respect to Messrs. Kelly, Powell, Leyden and Hicks, a cash payment equal to the non-elective contribution the executive would have been entitled to receive under our Deferred Compensation Plan in respect of three additional years of service, in the case of Mr. Kelly, two additional years of service, in the case of Mr. Powell and 18 months of additional service, in the case of Messrs. Leyden and Hicks; and

•	reimbursement for executive outplacement services in an amount up to $20,000.

The executive change in control agreements have an initial term of three years, and automatically renew for successive one-year periods unless we terminate the agreements. However, notwithstanding any termination by us, the executive change in control agreements will remain in effect for a period of at least two years following a Change in Control that occurs during the term of the agreement.

Our 2014 Stock Incentive Plan and 2008 Stock Incentive Plan provide that, on the date of a change in control, all unvested stock options will immediately vest. In addition, in the event of the termination of employment of an option holder within two years following a change in control for any reason other than death, retirement, disability or termination for cause, each vested stock option will remain exercisable until the first to occur of the third anniversary of termination (or any later date on which the stock option can be exercised under its terms) or the expiration if the stock option. Notwithstanding the foregoing, the Board or Board committee administering the plan may determine that, upon the occurrence of a change in control, all stock options will terminate within a specified number of days and/or that each option holder will receive with respect to each underlying share an amount equal to the excess of the fair market value of a share immediately prior to the change in control over the exercise price of the stock option. The 2014 Stock Incentive Plan also provides that, upon a change in control, all conditions and restrictions applicable to restricted stock units and performance stock units will lapse and the restricted stock units and performance stock units will be fully vested (in the case of the performance stock units, such vesting will be based on target performance).

The following table sets forth information regarding the potential payments and benefits the named executive officers would have been entitled to receive in connection with a change in control under the documents described above, assuming the triggering event under the agreements occurred on December 31, 2019.

Name	Base Salary	Annual Cash Incentive Award Payments(1)	Vesting Of Unvested Equity Awards(2)	Health Benefits(3)	Auto- mobile(4)	Deferred Compen- sation Plan Payments(5)	Executive Out- placement(6)	Total
L. Kelly	$2,626,500	$4,217,523	$17,464,562	$55,429	$94,390	$268,662	$20,000	$24,747,065
T. Powell	$1,111,620	$1,329,324	$7,972,154	$36,953	$52,154	$77,205	$20,000	$10,599,409
J. Leyden	$548,130	$441,022	$3,994,474	$25,776	–	$12,427	$20,000	$5,041,827
C. Hicks	$497,385	$401,228	$2,677,012	$27,592	–	$10,167	$20,000	$3,633,384
K. Boylan(7)	$449,989	$356,815	$1,310,905	$6,135	–	–	$20,000	$2,143,845

(1)

The amounts set forth in this column represent the sum of the actual cash incentive award payment the named executive officers received for the fiscal year ended December 31, 2019, as reflected in the Summary Compensation Table, and additional payments to be made based upon the respective number of years for which target awards would be payable following the change of control, as follows: Mr. Kelly, three years; Mr. Powell, two years; and Messrs. Leyden and Hicks and Ms. Boylan, 18 months.

(2)

The amounts set forth in this column represent the value the named executive officer would realize upon the vesting of the unvested stock options, and upon vesting and conversion of unvested restricted stock units and target amount of performance stock units held by the named executive officer as of December 31, 2019. The value of the unvested stock options was calculated based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price of those stock options. The value of the shares of our common stock the named executive officer would receive following vesting and conversion of restricted stock units and performance stock units is equal to the aggregate market value of such shares. The market value was based on a price of $376.44 per share, which was the closing price of our common stock on December 31, 2019, as reported by the New York Stock Exchange.

(3)	The amounts set forth in this column have been calculated based upon the health coverage rates for each named executive officer in effect as of December 31, 2019.

(4)

The amounts set forth in this column are based upon automobile lease rates in effect as of December 31, 2019, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the automobile allowance will be provided: Mr. Kelly, three years; Mr. Powell, two years.

(5)

The amounts set forth in this column are equal to three times the amount of the non-elective contribution we made to the Deferred Compensation Plan for the account of Mr. Kelly in 2019; two times the amount of such non-elective contributions for the account of Mr. Powell in 2019; and one and one-half times the amount of such non-elective contributions for the account of Messrs. Leyden and Hicks in 2019.

(6)

The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officers for outplacement services under the applicable agreement or company policy.

(7)

The amounts shown for Ms. Boylan for benefits, other than the vesting of unvested equity awards, have been converted to U.S. dollars using an exchange rate of 0.891544 euros per dollar, which was the exchange rate in effect as of December 31, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2020 (except as otherwise noted), information with respect to ownership of our securities by each person known by us to beneficially own more than 5% of our outstanding common stock, each director or nominee for director, each named executive officer and all such directors, nominees for director and named executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed has sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

Name and Address of Beneficial Owner	Shares Beneficially Owned (a)		Percent of Outstanding Common Stock(b)
T. Rowe Price Associates, Inc.	5,401,419		11.65%
100 E. Pratt Street
Baltimore, MD 21202 (c)

The Vanguard Group, Inc.	5,119,817		11.04%
100 Vanguard Boulevard
Malvern, PA 19355 (d)

BlackRock, Inc.	4,294,939		9.26%
55 East 52nd Street
New York, NY 10022 (e)

George Babich, Jr.	14,034	(f)	*
Karen T. Boylan	24,012	(g)	*
Candace H. Duncan	12,756	(h)	*
Gretchen R. Haggerty	9,403	(i)	*
John C. Heinmiller	5,038	(j)	*
Cameron P. Hicks	50,043	(k)	*
Liam J. Kelly	220,361	(l)	*
Stephen K. Klasko	27,472	(m)	*
Andrew A. Krakauer	6,134	(n)	*
James J. Leyden	78,324	(o)	*
Richard A. Packer	7,257	(p)	*
Thomas E. Powell	91,034	(q)	*
Stuart A. Randle	20,307	(r)	*
Benson F. Smith	476,708	(s)	1.02%
All directors and executive officers as a group (14 persons)	1,042,882	(t)	2.21%

*	Represents holdings of less than 1%.

(a)

“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable on February 1, 2020 or within 60 days thereafter and shares issuable pursuant to restricted stock units that will vest within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options or restricted stock units for the purpose of computing such person’s percentage of beneficial ownership, but are not considered outstanding for the purpose of computing the percentage of beneficial ownership of any other person.

(b)	Based on 46,359,782 shares outstanding on February 1, 2020.

(c)

T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power with respect to 1,873,733 shares listed in the table and sole dispositive power for all 5,401,419 shares listed in the table. T. Rowe Price Mid-Cap Growth Fund, Inc. has sole voting power with respect to 2,342,900 shares listed in the table. The securities listed in the table are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities

Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by Price Associates and T. Rowe Price Mid-Cap Growth Fund, Inc. with the SEC on February 14, 2020, reporting beneficial ownership as of December 31, 2019. The number of shares held by such reporting persons may have changed subsequent to December 31, 2019.

(d)

Of the shares listed in the table, The Vanguard Group has sole voting power with respect to 71,479 shares, shared voting power with respect to 12,224 shares, sole dispositive power with respect to 5,039,647 shares and shared dispositive power with respect to 80,170 shares. Two wholly-owned subsidiaries of The Vanguard Group, Inc. beneficially own an aggregate of 95,548 shares listed in the table. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by The Vanguard Group with the SEC on February 12, 2020, reporting beneficial ownership as of December 31, 2019. The number of shares held by such reporting persons may have changed subsequent to December 31, 2019.

(e)

BlackRock, Inc. (“BlackRock”) is the parent of several subsidiaries that directly hold the shares listed in the table. Of the shares listed in the table, BlackRock has sole voting power with respect to 3,920,198 shares and sole dispositive power with respect to all 4,294,939 shares. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on February 6, 2020, reporting beneficial ownership as of December 31, 2019. The number of shares held by such reporting persons may have changed subsequent to December 31, 2019.

(f)	Includes 1,000 shares held indirectly by Mr. Babich through the Baylee Consulting Plan and 3,517 shares underlying stock options.

(g)	Includes 22,356 shares underlying stock options and 427 shares underlying restricted stock units.

(h)	Includes 10,352 shares underlying stock options.

(i)	Includes 6,907 shares underlying stock options.

(j)	Includes 3,307 shares underlying stock options.

(k)	Includes 44,110 shares underlying stock options, 930 shares underlying restricted stock units and 35 shares held for Mr. Hicks’ account in the Company’s 401(k) Savings Plan.

(l)	Includes 207,270 shares underlying stock options and 3,366 shares underlying restricted stock units.

(m)	Includes 7,880 shares held indirectly by Mr. Klasko through the Stephen K. Klasko Revocable Trust and 19,592 shares underlying stock options.

(n)	Includes 4,285 shares underlying stock options.

(o)	Includes 65,148 shares underlying stock options, 1,384 shares underlying restricted stock units and 1,454 shares held for Mr. Leyden’s account in the Company’s 401(k) Savings Plan.

(p)	Includes 1,154 shares held jointly by Mr. Packer and his spouse and 4,927 shares underlying stock options.

(q)	Includes 83,670 shares underlying stock options, 2,524 shares underlying restricted stock units and 389 shares held for Mr. Powell’s account in the Company’s 401(k) Savings Plan.

(r)	Includes 17,792 shares underlying stock options.

(s)

Includes 19,030 shares held indirectly by Mr. Smith through the Benson F. Smith Revocable Trust of 2019, 9,520 shares held indirectly by Mr. Smith through the Linda G. Smith Revocable Trust of 2019, 399,191 shares underlying stock options and 7,785 shares underlying restricted stock units.

(t)

Includes 892,424 shares underlying stock options, 37,430 shares held indirectly by directors, 16,416 shares underlying restricted stock units and 1,878 shares held for the account of some of the Company’s executive officers in the Company’s 401(k) Savings Plan.

CERTAIN TRANSACTIONS

Related Person Transactions Policy

We maintain a Related Person Transactions Policy for review and approval, rejection or ratification of “related person transactions.” A related person transaction is any transaction, arrangement or relationship (i) involving an amount exceeding $120,000, (ii) in which Teleflex or any of its controlled subsidiaries participate and (iii) in which a “related person” has a direct or indirect material interest. A “related person” is any Teleflex director or executive officer, any holder of more than 5% of our outstanding shares of common stock, any immediate family member of any of these persons and certain of their affiliates.

The policy includes procedures under which directors, director nominees and executive officers must provide information to the General Counsel before entry into a transaction that could be a related person transaction. If the transaction is subject to the policy, it is considered by the Audit Committee, which may approve or reject the transaction. The policy also addresses procedures for Audit Committee consideration of ratification of related person transactions that occur without its prior approval, including procedures designed to minimize the possibilities of future occurrences of such transactions without prior Audit Committee approval. The Audit Committee will approve only those related person transactions it finds to be in, or not inconsistent with, the best interests of Teleflex and its stockholders.

On December 31, 2017, Benson F. Smith retired as our Chief Executive Officer. In connection with Mr. Smith’s retirement, the Board approved our entry into a consulting agreement with Mr. Smith, under which he provided support to Mr. Kelly with respect to specified transition matters. The consulting agreement, which had a term of two years, expired on December 31, 2019. During the term of the Consulting Agreement, Mr. Smith received an annual fee of $406,250, which was paid each year in twelve equal monthly installments.

PROPOSAL 2:

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act enables our stockholders to vote on whether to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2017 Annual Meeting, we are providing to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers.

As noted above under “Compensation Discussion and Analysis,” our executive compensation program is designed principally to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. We believe that, as described under “Compensation Discussion and Analysis,” our compensation program incorporates, to a significant extent, a pay-for-performance methodology that has operated effectively.

Accordingly, the Board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Teleflex Incorporated approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2020 Annual Meeting.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2020. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If the Audit Committee’s selection is not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.

Audit and Non-Audit Fees

The following table provides information regarding fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2019 and December 31, 2018, and fees for other services provided by PricewaterhouseCoopers LLP during those periods.

Services rendered	2019	2018
Audit fees	$5,001,463	$4,927,618
Audit-related fees	548,726	402,075
Tax fees	1,494,261	1,242,687
All other fees	23,234	9,731

	$7,067,684	$6,582,111

Audit-Related Fees. Audit-related fees consisted primarily of fees for support in connection with acquisition due diligence and consultation on accounting matters.

Tax Fees. Tax fees consisted primarily of fees for tax compliance activities in certain foreign jurisdictions ($884,016 for 2019 and $566,678 for 2018), and tax planning and consultancy services ($610,245 for 2019 and $676,009 for 2018).

All Other Fees. All other fees for 2019 and 2018 consisted of license fees for utilization of technical databases.

Audit Committee Pre-Approval Procedures

The Audit Committee has established a policy requiring pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm. Under the policy, the Audit Committee annually pre-approves specific types of services, subject to certain dollar limitations set by the Audit Committee. Periodically throughout the year, the independent registered public accounting firm and management provide the Audit Committee with reports regarding pre-approved services under the policy for which the independent registered public accounting firm has been engaged. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor to perform the additional services. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated reports any pre-approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2020.

STOCKHOLDER PROPOSALS

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for our 2021 annual meeting of stockholders must be received by the Company at its principal executive offices no later than November 27, 2020 and must comply in all other respects with SEC rules relating to such inclusion.

In connection with any proposal submitted by stockholders for consideration at the 2021 annual meeting of stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by us at our principal executive offices by February 10, 2021.

OTHER MATTERS

The Board does not know of any other matters that may be presented at the Annual Meeting, but if other matters do properly come before the meeting or any postponements or adjournments thereof, it is intended that persons named in the proxy will vote on such matters as they deem appropriate.

Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-690-6903 or via the internet at www.proxyvote.com.

By Order of the Board of Directors,

JAMES J. LEYDEN, Secretary

SCAN TO VIEW MATERIALS & VOTE TELEFLEX INCORPORATED 550 EAST SWEDESFORD ROAD SUITE 400 WAYNE, PA 19087 VOTE BY INTERNET Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 30, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2020 for shares held in a Plan. Follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 30, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. IN PERSON You may vote your shares in person by attending the Annual Meeting. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK IN AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TELEFLEX INCORPORATED The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors: Nominees: FOR AGAINST ABSTAIN 1a. George Babich, Jr. 1b. Gretchen R. Haggerty 1c. Liam J. Kelly FOR AGAINST ABSTAIN 2. Approval, on an advisory basis, of named executive officer compensation. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020. NOTE: In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date: Signature (Joint Owners) Date.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.teleflex.com/ProxyMaterials. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TELEFLEX INCORPORATED The undersigned hereby appoints James J. Leyden and Daniel V. Logue proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, subject to any directions indicated on the other side of this proxy card, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 1, 2020 or any adjournment thereof. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees listed on the reverse side and “FOR” Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting. (Continued on the other side)